OPERATING AGREEMENT

of

BUCHANAN GENERATION, LLC
(a Virginia Limited Liability Company)

OPERATING AGREEMENT

OF

BUCHANAN GENERATION, LLC

THIS OPERATING AGREEMENT OF BUCHANAN GENERATION, LLC (this "Agreement") is made and entered as of this ___ day of April, 2002 by and between CONSOL Energy Inc., a Delaware corporation ("CONSOL"), and Buchanan Energy Company of Virginia, LLC, a Virginia limited liability company,("Allegheny", and together with CONSOL, each individually, a "Member" and collectively, the "Members").

RECITALS

WHEREAS, the Members have formed a Virginia limited liability company, to be known as BUCHANAN GENERATION, LLC (the "Company") to own and operate a two (2) LM 6000 combustion turbine electric generation facility known as Buchanan Power (as defined in Appendix A to this Agreement, the "Generation Facilities") located in Buchanan County, Virginia and to market and sell methane gas and electricity produced from the Generation Facilities.

WHEREAS, pursuant to, and subject to the terms and conditions of, the Contribution, Assignment and Assumption Agreement by and among CONSOL, Allegheny and the Company, each of the Members will contribute, or cause to be contributed, to the Company certain cash, property, services, personnel and commitments related to starting up and developing the business of the Company, in exchange for Company Interests.

WHEREAS, the Members desire that the terms and provisions of this Agreement establish and govern the business, operations and procedures of the Company and set forth the relationship between the Members and the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants herein contained, the Members, intending to be legally bound hereby, agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, the capitalized terms used but not defined in this Agreement shall have, for the purposes of this Agreement, the meanings specified in Appendix A to this Agreement; and the rules of interpretation set forth in such Appendix A shall apply to this Agreement.

ARTICLE 2 - FORMATION

Section 2.1 Formation and Name.

The Company was formed as a Virginia limited liability company pursuant to the VLLCA upon the filing of the Certificate. The name of the Company is Buchanan Generation, LLC.

Section 2.2 Principal Office; Virginia Office and Agent.

(a) The Company shall have its principal office at Commonwealth Legal Services Corporation, 4701 Cox Road, Suite 301, Glen Allen, VA 23060, or such other place as the Executive Committee shall determine.

(b) The initial registered agent for service of process and the registered office of the Company shall be as set forth in the Certificate. The Executive Committee may, from time to time, change the registered agent or office through appropriate filings with the Virginia Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Executive Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be as provided for by the VLLCA.

Section 2.3 Purpose; Powers.

Subject to and in accordance with this Agreement, the purpose of the Company shall be the ownership of the Main Site and the ownership and operation of the Generation Facilities and the Water Treatment Facilities, including the sale of the output of the Generation Facilities and the sale of Non Section 29 Gas acquired pursuant to the Gas Purchase Agreement that is not used to operate the Generation Facilities, and the conduct of such other activities that are not inconsistent with this Agreement as may in the view of the Executive Committee be necessary, advisable, convenient, incidental or appropriate in connection with the foregoing. The Company shall have the power to do all things necessary, appropriate, advisable, convenient, or incidental in connection with the fulfillment of this business purpose, including entering into any and all activities, contracts and agreements related or incident to and consistent with this purpose as the Executive Committee may determine (subject to the terms of this Agreement) to be appropriate from time to time. The Ancillary Agreements are essential to the formation, development and operation of the business purpose of the Company but remain contracts independent of this Agreement. Each of Allegheny Energy Supply, CONSOL Energy and their respective Affiliates that are parties to one or more Ancillary Agreements has entered into such Ancillary Agreements as an independent contractor with the same rights and obligations as non-members of the Company.

Section 2.4 Term.

The term of the Company commenced on the date the Certificate was filed with the Virginia Secretary of State and shall continue until dissolved or terminated as provided in this Agreement or by Applicable Law. No Member shall have the right to withdraw from the Company without the prior consent of all remaining Members.

Section 2.5 Ancillary Agreements.

In connection with this Agreement, the Company will enter or has entered into (a) the Marketing Agreement, (b) the O&M Agreement, (c) the Gas Purchase Agreement, and (d) the Water Treatment Site Lease. The Members agree that the Company has the power and authority to enter into the foregoing agreements. Should the Company dissolve, or should any of the Ancillary Agreements terminate (either by their express terms or as a result of a material default), the Members shall negotiate in good faith to determine whether other Ancillary Agreements (other than the Interconnection Agreement) not otherwise terminated shall also terminate; provided, however, so long as the Generation Facilities have been put in operation and continue to operate, the Gas Purchase Agreement shall, at the option of the Company, remain in effect to the extent necessary to provide the Company with the right to purchase the amount of Non Section 29 Gas required for the Generation Facilities to operate at full capacity for no less than 18 months after the earlier to occur of (i) the dissolution of the Company and (ii) termination of the other Ancillary Agreements.

Section 2.6 Agreement, Effect of Inconsistencies with VLLCA.

To the extent any provision of this Agreement is prohibited or ineffective under the VLLCA, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the VLLCA, so long as the fundamental economic intentions of the Members are not altered in any material respect by such change and so long as no Member is materially prejudiced by such change. If, as a result of such amendment, the economic intentions of the Members are altered in any material respect, the Members will negotiate in good faith to preserve the original economic terms of this Agreement. In the event the VLLCA is subsequently amended or interpreted in such a way as to make valid any provision of this Agreement that was formerly held invalid, such provision shall again be considered to be valid from the effective date of such interpretation or amendment. The Members and the Company hereby agree that the duties and obligations imposed on the Members as members of the Company shall be those set forth in this Agreement, which is intended to establish and govern the business, operations and procedures of the Company and the relationships between the Company and the Members.

ARTICLE 3 - CAPITAL CONTRIBUTIONS

Section 3.1 Initial Contributions of the Members.

(a) As of the Contribution Closing, CONSOL shall contribute the CONSOL Contributed Assets to the Company (the "CONSOL Initial Capital Contribution"). The value of the CONSOL Initial Capital Contribution on the Contribution Closing shall be determined as provided in Section 2.6 of the Contribution, Assignment and Assumption Agreement.

(b) As of the Contribution Closing, Allegheny shall contribute the Allegheny Contributed Assets to the Company (the "Allegheny Initial Capital Contribution"). The value of the Allegheny Initial Capital Contribution on the Contribution Closing shall be determined as provided in Section 2.6 of the Contribution, Assignment and Assumption Agreement.

(c) As of the Contribution Closing, (i) the value of the CONSOL Initial Capital Contribution and the value of the Allegheny Initial Capital Contribution shall be equal and (ii) the Percentage Interest of each of CONSOL and Allegheny shall be fifty percent (50%). In order to cause CONSOL and Allegheny to have equal Capital Account balances on the Contribution Closing, (x) 50% of the CONSOL Deficiency Amount (if any) shall be distributed by the Company to Allegheny as of the Contribution Closing as provided in Section 3.2(c)(i) of the Contribution, Assignment and Assumption Agreement; and (y) 50% of the Allegheny Deficiency Amount (if any) shall be distributed by the Company to CONSOL as of the Contribution Closing as provided in Section 3.2(c)(ii) of the Contribution, Assignment and Assumption Agreement.

Section 3.2 Additional Capital Contributions by Member.

(a) The Members shall make Additional Capital Contributions in such amounts and at such times as may be necessary to fund the Budget as determined and approved by the Executive Committee pursuant to this Agreement. Such Additional Capital Contributions shall be made by the Members in accordance with their respective aggregate Percentage Interests; provided, however, that if any Member (a "Defaulting Member") fails to make any such Additional Capital Contributions (the portion thereof not contributed by such Defaulting Member being referred to herein as the "Deficiency"), then each other Member (individually, a "Non-Defaulting Member") who is not then in default may, in its sole and absolute discretion, within five (5) Business Days after the date the Deficiency was required to be contributed, either (i) elect to withdraw such Non-Defaulting Member's corresponding Additional Capital Contribution from the Company and advance the same, together with all or any portion of such Deficiency, as a loan (a "Deficiency Loan") to the Company or (ii) elect to advance directly to the Company all or any portion of such Deficiency, which advance shall be treated as a loan by such Non-Defaulting Member to the Defaulting Member (a "Contribution Loan", and together with a Deficiency Loan, a "Loan"), in each case accruing interest at the Applicable Rate (compounded monthly) and payable out of subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise be entitled (which amounts shall be applied first to interest and then to principal until the Contribution Loan is paid in full). Any portion of principal or interest under any such Loan remaining outstanding following liquidation of the Company shall become a direct obligation of the Defaulting Member to the Non-Defaulting Member electing to make such Loan, due and payable on demand by the Non-Defaulting Member. Repayment of any Loan shall be secured by the Defaulting Member's interest in the Company, and the Defaulting Member shall be deemed to have granted a security interest in its interest in the Company to the Non-Defaulting Member electing to make any such loan for the purpose of securing such Loan. The Defaulting Member shall be deemed to have appointed such Non-Defaulting Member as its attorney-in-fact with full power, exercisable at any time after the making of such Loan, to prepare and execute any documents, instruments and agreements, including any note evidencing such Loan, and such Uniform Commercial Code financing and continuation statements and other security instruments as may be appropriate to confirm, perfect and continue such security interest in favor of such Non-Defaulting Member.

(b) At any time, the Non-Defaulting Member making such Loan may elect, upon thirty (30) days' prior written notice to the Defaulting Member, to convert the then outstanding principal balance of the Loan, together with any and all accrued but unpaid interest thereon, into a capital contribution ("Deficiency Contribution") by the Non-Defaulting Member to the Company. In the event of any Deficiency Contribution(s), the aggregate Percentage Interests of the Members shall be adjusted to reflect an amount (expressed in terms of a percentage) equal to the quotient determined by dividing (a) the amount of the Capital Account (including increases thereto in connection with any Deficiency Contribution) of a Member by (b) the aggregate amount of all Capital Accounts (including increases thereto in connection with Deficiency Contributions) of all Members through the date Deficiency Contributions are made. Any such adjustment to the aggregate Percentage Interests of the Members may result in an increase or reduction in the number of Representatives appointed by any Member as determined in Section 5.2.

(c) If there is more than one Non-Defaulting Member desiring to make a Loan or a Deficiency Contribution, then they shall share in such Loan or Deficiency Contribution (as the case may be) on a pro rata basis (based upon the relative proportions of their then respective Percentage Interests) or in such other proportions as they may agree. The exercise by a Non-Defaulting Member of any of the rights set forth in this Section shall not preclude the exercise of any other right or remedy of the Company or such Non-Defaulting Member under this Agreement, at law or in equity, against any Defaulting Member for failure to make any required capital contribution.

(d) The Executive Committee shall use reasonable efforts to provide each Member with not less than twelve (12) days notice of any required Additional Capital Contributions. No Member may voluntarily make any Additional Capital Contributions, other than as provided herein, without the prior consent of the other Member(s).

Section 3.3 Capital Accounts.

The Company shall establish and maintain a separate Capital Account for each

Member in accordance with the following provisions:

(a) To each Member's Capital Account there shall be credited the amount of such Member's Capital Contributions and Additional Capital Contributions; such Member's distributive share of Profits; any other items in the nature of income or gain which are specifically allocated to such Member pursuant to Section 6.2; and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company Assets distributed to such Member.

(b) From each Member's Capital Account there shall be debited the amount of cash distributed to such Member by the Company; the Gross Asset Value of any Company Assets distributed to such Member pursuant to any provision of this Agreement; such Member's distributive share of Losses; any items in the nature of expenses or losses which are specifically allocated to such Member pursuant to Section 6.2; and the amount of any liabilities of such Member that are assumed by the Company or which are secured by any property contributed to the Company by such Member.

(c) The foregoing provisions and any other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Members should agree that the Company shall elect to be taxed other than as a partnership, the Capital Accounts shall continue to be maintained in accordance with Regulations Section 1.704-1(b) and shall continue to be interpreted and applied in a manner consistent with such Regulations. Any questions with respect to a Member's Capital Account shall be resolved by the Executive Committee in its reasonable discretion, applying principles consistent with this Agreement.

Section 3.4 Return of Capital; No Interest on Amounts in Capital Account.

Except upon dissolution, winding-up and liquidation of the Company or as may be expressly set forth in this Agreement, no Member shall have the right to demand or receive the return of its Capital Contributions or any part of its Capital Account, and, except as expressly set forth in this Agreement, no Member shall be entitled to receive any interest on its outstanding Capital Account balance.

Section 3.5 Percentage Interests.

The Percentage Interests of each of the Members shall be a percentage equal to such Member's Capital Account divided by the sum of the Capital Accounts of all Members multiplied by 100.

ARTICLE 4 - RIGHTS OF MEMBERS

Section 4.1 Members.

The initial Members are and shall be Allegheny and CONSOL (each, an "Initial Member"). The Members, by affirmative, unanimous vote, shall have the right to admit additional Members at any time and to issue Company Interests to such additional Members. The admission of any such additional Member and the issuance of any such Company Interest shall be effective upon the date specified in the resolution of the Members approving such admission and issuance of Company Interest. Each additional Member shall only be admitted to the Company if the additional Member executes a counterpart of, or an agreement adopting, this Agreement and such other documents or related agreements as the Members may require.

Section 4.2 Membership Rights.

Members shall be entitled to vote on any matter submitted to a vote of the Members by the Executive Committee. Members shall be entitled to all other rights given to members of a limited liability company under the VLLCA, except as expressly otherwise provided in this Agreement. Except as otherwise provided in the VLLCA or in this Agreement, action by the Members on any matter shall require and shall become effective upon the approval or consent by Members holding at least a majority of the Percentage Interests, either in writing or at a meeting of the Members.

Section 4.3 Meetings of Members.

Meetings of Members may be held at any time and from time to time and at such locations as the Members may decide, as called by a majority of the members of the Executive Committee, either Initial Member or as required under the VLLCA. Members may participate in meetings of Members by telephone or video conference call, provided that each Member can hear and speak with the other Members.

Section 4.4 Notice of Meetings of Members.

A written notice of each meeting of Members shall be given to each Member, not less than five (5) nor more than thirty (30) days before the date of the meeting by the persons calling the meeting. The notice shall state the date, time, place and purpose for which the meeting is called. If a Members' meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

Section 4.5 Waiver of Notice.

Members may waive notice of a meeting before or after the date and time specified in the written notice of the meeting. All waivers of notice must be in writing, be signed by the Member entitled to the notice and be delivered to the Company for inclusion in the appropriate records. Neither the business to be transacted at, nor the purpose of, a Members' meeting must be specified in a written waiver of notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

Section 4.6 Action of Members Without a Meeting.

Any determination, consent or other action required or permitted to be taken at a Members' meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by a written consent signed by Members holding a majority of the Percentage Interests (or such greater amount of the Percentage Interests as may be required under this Agreement with respect to the matter(s) at issue).

Section 4.7 Tax Matters Member.

The tax matters Member shall be Allegheny (the "Tax Matters Member"). The Tax Matters Member shall have the responsibility of a tax matters Member specified under the Code and shall be responsible for making all tax elections with the advice of the Accountant and tax counsel for the Company and in any manner that reasonably reflects the purpose and intention of this Agreement. The Tax Matters Member shall immediately notify the other Members of any action taken by the Internal Revenue Service ("IRS") relating to an audit or review of the Company's federal income tax filings and shall keep the other Members informed of the status of any such proceedings. The Company shall reimburse the Tax Matters Member for all expenses (including the cost of its employees) reasonably incurred in connection with its duties hereunder. It is the intention of the Members that the Company be taxed as a partnership for purposes of the Code and any state income tax law, if allowable under state law.

Section 4.8 No Liability.

No Member, in its capacity as a member, shall be personally liable for the obligations of the Company, whether arising in contract, tort or otherwise, unless such Member expressly, knowingly and directly (and not indirectly) agrees in writing to guarantee or assume such obligation and written notice thereof is given by such Member to the Company, the other Members and the obligee and such written notice expressly refers to this Section 4.8.

Section 4.9 No Authority of Members to Bind the Company or the Other Members.

No Member may enter into any contract on behalf of the Company or otherwise bind the Company or the other Members or act as agent for the other Members or the Company except as expressly authorized by the Executive Committee. Notwithstanding the foregoing, the Members may, after dissolution of the Company pursuant to Section 13.1, jointly bind the Company by any act appropriate for winding up the affairs of the Company or completing transactions unfinished at the time of dissolution. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any claims, liabilities and expenses, including reasonable attorneys' fees, relating to or arising out of any breach of this Section 4.9. Actions or conduct by a Member in contravention of the foregoing shall not be binding on the other Members or the Company.

ARTICLE 5 - EXECUTIVE COMMITTEE; CONTROL AND MANAGEMENT

Section 5.1 Executive Committee.

The business and affairs of the Company shall be managed and supervised under the direction of a committee of Representatives appointed pursuant to Section 5.2 (the "Executive Committee"). Except as provided by the VLLCA and this Agreement, all powers of the Company shall be exercised by the Executive Committee. Decisions of the Executive Committee within the scope of its authority shall be binding upon the Company and each Member.

Section 5.2 Representatives.

The Executive Committee shall consist of representatives (each a "Representative") of the Members appointed by the Members based upon the aggregate Percentage Interest held by each Member. For purposes of this Section 5.2, the Percentage Interest of a Member and all of its Affiliates (a "Member Group") shall be aggregated (without duplication) for purposes of determining the number of Representatives that may be appointed by such Member Group. Any Member Group that holds an aggregate Percentage Interest of greater than 50% shall be entitled to appoint three individuals to the Executive Committee as Representatives of such Member Group. Any Member Group that holds an aggregate Percentage Interest of 50% shall be entitled to appoint two individuals to the Executive Committee as Representatives of such Member Group. If the aggregate Percentage Interest held by any Member Group is less than 50%, then such Member Group shall be entitled to appoint one individual to the Executive Committee as the Representative of such Member Group so long as such Member Group holds an aggregate Percentage Interest of greater than 15%. Any Member Group that holds an aggregate Percentage Interest of 15% or less shall not be entitled to appoint any Representatives to the Executive Committee and shall, consequently, have no representation on the Executive Committee. An individual appointed by a Member Group as a Representative shall be a member, officer, director, majority equity holder, employee or agent of a Member of the Member Group appointing such Representative (or an Affiliate of such Member). Representatives shall serve on the Executive Committee until their resignation, death or removal in accordance with this Agreement. Upon the resignation or death of a Member Group's Representative, such Member Group shall be entitled to designate such Representative's successor so long as such Member Group holds an aggregate Percentage Interest sufficient to appoint a Representative to the Executive Committee. Any Representative of a Member Group may be removed and another Representative substituted therefor by such Member Group from time to time as designated in a Notice to such effect to the other Members so long as the Member Group giving such Notice has the ability to appoint at least one Representative to the Executive Committee. The initial Representatives of Allegheny shall be David J. Bevilacqua and Harold E. McKinney. The initial Representatives of CONSOL shall be Ronald Smith and Ronald FlorJancic.

Section 5.3 Meetings of the Executive Committee.

(a) The Executive Committee shall meet at least quarterly and shall be required to meet upon ten (10) Business Days prior Notice given to all Representatives from any Representative. Meetings shall be held at the Company's offices, or at such other place as the Representatives shall agree. Subject to Section 5.4, so long as the aggregate Percentage Interest held by any Member shall not be less than 50%: (i) a majority of the Representatives shall constitute a quorum; and (ii) a unanimous vote of such quorum, which shall include the affirmative vote of at least one Representative of each Member, shall constitute the legally binding and lawful act of the Company as to any matter voted upon. Subject to Section 5.4, in the event that the aggregate Percentage Interest held by any Member shall be less than 50%: (iii) the presence of Representatives constituting a majority of the Percentage Interests of the aggregate Percentage Interests of all Members shall constitute a quorum; and (iv) the affirmative vote of Representatives constituting a majority of the Percentage Interests of the aggregate Percentage Interests of all Members shall constitute the legally binding and lawful act of the Company as to any matter voted upon. A Representative shall be considered present for purposes of any required vote if participating in, or represented at such meeting either in person, or by proxy or authorized representative, including a telephonic communication by which all Representatives attending such meeting may hear and be heard. A written record of minutes of all meetings of the Executive Committee and all resolutions of or decisions made by the Executive Committee shall be made and shall be kept in the records of the Company. Written record approved by the Executive Committee of minutes and/or resolutions shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby.

(b) Any Representative, when making any determination in such capacity, including voting or acting by consent or proxy with respect to any matter, shall be entitled to act in his or her discretion, considering only such interests and factors as such Representative desires, and such Representative shall have no duty or obligation to give any consideration to any interest of, or other factors affecting, the Company or any Member. Further, a Representative may consider and act in accordance with the interests of the Member appointing him or her without regard to other interests or factors, including any fiduciary duties, when acting on any matter presented to the Executive Committee for determination, and the Members hereby eliminate and waive any and all fiduciary duties and liabilities of the Representatives to the Company and the other Members.

(c) Any action required or permitted to be taken at any meeting of the Executive Committee may be taken without a meeting if all of the Representatives consent thereto in writing or writings to be filed with the minutes of the proceedings of the Executive Committee.

Section 5.4 Actions Requiring Unanimous Consent of Members.

Notwithstanding the foregoing, the Executive Committee shall not have the authority to act on the following matters (each a "Major Decision") without the consent of all of the Members:

(i) the incurrence of indebtedness for borrowed money by the Company, other than in the ordinary course of business, or the mortgaging, granting a security interest, pledging or encumbering all or any part of the assets and property of the company;

(ii) the requirement of Additional Capital Contributions in excess of $1,000,000 during any twelve (12) month period;

(iii) authorizing the sale of all or substantially all of the assets of the Company, or authorizing the dissolution of the Company;

(iv) authorizing the merger or consolidation of the Company with another entity;

(v) abandoning the business purpose of the Company set forth in Section 2.3;

(vi) the liquidation or recapitalization of the Company and financing and refinancing decisions related to either of them;

(vii) except as otherwise expressly provided herein, amending, altering, repealing or restating the Certificate or this Agreement;

(viii) changing the tax status of the Company; and

(ix) admitting an additional Member.

Section 5.5 Committees.

The Executive Committee may establish other committees or organize other work groups as it may deem to be in the best interests of the Company and determine the size, personnel and delegated powers or responsibilities thereof. The Executive Committee may replace members of other committees at any time, without limitation or restrictions.

Section 5.6 O&M Agreement.

The day-to-day operations of the Company shall be delegated to, and managed and directed by an operator (the "Operator") in exchange for a yearly management fee determined by the Executive Committee, subject to the supervision, direction and control of the Executive Committee. The initial Operator shall be Allegheny Energy Supply Company, LLC pursuant to the O&M Agreement. Subject to the limitations set forth in this Agreement, the O&M Agreement or in any Budget or Operating Plan, the Operator shall have the power and authority to enter into contracts on behalf of the Company, to execute and deliver all necessary instruments and documents and to make expenditures under and in accordance with such documents and instruments or otherwise as are required to implement any Budget and Operating Plan. The Company shall make available to the Operator all funds provided for in the Budget and all other amounts that the Operator is permitted to expend with respect to the Generation Facilities and the Water Treatment Facilities.

Section 5.7 Compensation to the Representatives.

Each Representative shall serve without compensation for services rendered solely as a Representative, unless it is determined by the Executive Committee that any such individual shall be compensated by the Company for such duties.

Section 5.8 Execution of Documents.

No Representative (acting solely in his capacity as such) shall have any authority to bind the Company to any third party with respect to any action except pursuant to a resolution adopted by the Executive Committee or, if beyond the Executive Committee's authority limits, the Members authorizing such action. Any Representative of the Company specifically authorized by the Executive Committee, or any other Persons specifically authorized by the Executive Committee, may execute any contract or other agreement or document on behalf of the Company and may execute on behalf of the Company and file with the Secretary of State of the State of Virginia any certificates or filings provided for in the VLLCA.

Section 5.9 Reliance on Documents and Reports.

A Representative shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Representatives, Members, officers, employees or committees, or by any other Person, as to matters the Representative reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company (including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, the Representatives may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and reliance upon any opinion of any such Person as to matters which the Representatives reasonably believe to be within such Person's professional or expert competence shall be full and complete protection in respect of any action taken or suffered or omitted by the Representatives hereunder in good faith and in accordance with such opinion.

Section 5.10 Executive Committee Deadlock.

(a) Any controversy or claim among the members of the Executive Committee regarding material matters with respect to which the Executive Committee has authority or among the Members as to the rights between them or among them and the Company arising from or in connection with this Agreement or the relationship under this Agreement of the members of the Executive Committee or the Members, as appropriate, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (each, individually, a "Dispute"), shall be resolved and settled exclusively and finally pursuant to the terms of this Section 5.10. Each Member represents to the other Members that this arrangement is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

(b) If a Dispute arises, which cannot be settled by the Executive Committee or the Members, as applicable, such matter shall be referred to a designated senior management representative of each Member (each, a "Management Representative"), who shall meet as promptly as practicable to discuss the matter. The initial Management Representative for Allegheny shall be David C. Benson and the initial Management Representative for CONSOL shall be Robert Pusateri. In the event that the Management Representatives are unable to resolve the Dispute within thirty (30) days, such matter shall be submitted to arbitration in Allegheny County, Pennsylvania under the then-prevailing rules and procedures of the American Arbitration Association and the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law provisions thereof. If the Members or the Executive Committee, as applicable, cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each Member or each Member's Representatives (including such Member's Affiliates' Representatives), and the two arbitrators so chosen shall select a third. The decision of the single arbitrator jointly chosen by the Members or the Representatives, as applicable, or, if the three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The costs for any such arbitration shall be paid by the Members as directed by the arbitrator(s). During the pendency of any dispute, the parties shall continue diligently to fulfill their respective obligations hereunder.

Section 5.11 Right to Indemnification.

(a) The Company shall indemnify, to the fullest extent now or hereafter permitted by law, each Representative (including each former Representative) of the Company who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action or proceeding in any way related to or arising from the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding.

(b) The Company shall pay all expenses (including attorneys' fees and disbursements) incurred by a Representative (including a former Representative) referred to in Section 5.11(a) hereof in defending or appearing as a witness in any action or proceeding described in Section 5.11(a) hereof in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.11(d) hereof.

(c) The Company may, as determined by the Executive Committee from time to time, indemnify to the fullest extent now or hereafter permitted by Applicable Law, any Person who was or is made a party to or a witness in or is threatened to be made a party to or a witness in, or was or is otherwise involved in, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an authorized representative of the Company, both as to action in such Person's official capacity and as to action in another capacity while holding such office or position, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties), and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action or proceeding. The Company may, as determined by the Executive Committee from time to time, pay expenses incurred by any such Person by reason of his or her participation in an action or proceeding referred to in this Section 5.11(c) in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as provided in Section 5.11(d) hereof.

(d) Indemnification under this Section 5.11 shall not be made by the Company in any case where a court determines that the alleged act or failure to act giving rise to the claim for indemnification is expressly prohibited by the VLLCA or any successor statute as in effect at the time of such alleged action or failure to take action.

(e) The Company may purchase and maintain insurance on behalf of any Person who is or was a Representative, or is or was an authorized representative of the Company, against any liability asserted against or incurred by such Person in any such capacity, or arising out of the status of such Person as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section.

(f) Each Representative shall be deemed to act in such capacity in reliance upon such rights of indemnification and advancement of expenses as are provided in this Section 5.11. The rights of indemnification and advancement of expenses provided by this Section 5.11 shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of expenses may be entitled under any agreement, statute or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be an authorized representative of the Company and shall inure to the benefit of the heirs and personal representatives of such Person. Indemnification and advancement of expenses under this Section 5.11 shall be provided whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company. Any repeal or modification of this Section 5.11 shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Section 5.11.

(g) For purposes of this Section 5.11, references to "the Company" shall include all constituent limited liability companies, corporations or other entities absorbed in a consolidation, merger or division, as well as the surviving or new limited liability companies, corporations or other entities surviving or resulting therefrom, so that (i) any Person who is or was an authorized representative of a constituent, surviving or new limited liability company, corporation or other entity shall stand in the same position under the provisions of this Section 5.11 with respect to the surviving or new limited liability company, corporation or other entity as such Person would if he or she had served the surviving or new corporation or other entity in the same capacity and (ii) any Person who is or was an authorized representative of the Company shall stand in the same position under the provisions of this Section 5.11 with respect to the surviving or new corporation or other entity as such Person would with respect to the Company if its separate existence had continued.

(h) For the purposes of this Section 5.11, the term "authorized representative" shall mean a Representative, officer, employee or agent of the Company or of any Subsidiary of the Company, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Company or by any Subsidiary of the Company, or a Person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Company.

(i) No Member, in its individual capacity, shall have any obligation to indemnify any other Member, Representative, officer, employee or Affiliate thereof, any of their respective agents, any other authorized representative, or any other Member in each case under any circumstances.

(j) No Member, Representative, or Affiliate thereof, no authorized representative, and none of their respective agents and/or legal representatives, shall be liable to any Member, the Company or any other person for mistakes of judgment or for action or inaction which any of the foregoing reasonably believed to be in or not opposed to the best interests of the Company, unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Member and Representative may (on its own behalf or on the behalf of any authorized representative, any Affiliates of such Member or their respective agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Company's affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5.11 shall not be construed so as to relieve (or attempt to relieve) any person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 5.11 to the fullest extent permitted by law.

Section 5.12 No Fiduciary Obligation.

The Initial Members acknowledge that each: (a) has dealt with the other at arms length; (b) has had outside representation; (c) has fully participated in the negotiating and preparation of this Agreement and the Ancillary Agreements; (d) has equal bargaining strength and equally benefits by this Agreement and the Ancillary Agreements; and (e) has no intention of creating any partnership relationship or resultant duties or obligations.

ARTICLE 6 - ALLOCATIONS OF PROFITS AND LOSSES

Section 6.1 Profits and Losses.

After giving effect to the Regulatory Allocations set forth in Section 6.2 hereof, except as otherwise provided in this Article 6, Profits and Losses of the Company shall be determined as of the end of each Fiscal Year in accordance with the accounting methods adopted by the Executive Committee (if permitted for federal income tax purposes). Profits and each item thereof shall be allocated to each Member in accordance with such Member's Percentage Interest. Losses and each item thereof shall be allocated to each Member in accordance with such Member's Percentage Interest. Notwithstanding the previous sentence, allocations of Losses to a Member shall be made only to the extent that such allocations will not create a deficit balance in such Member's Adjusted Capital Account. Any Losses not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of Losses under this Section 6.1). Any Losses reallocated under this Section 6.1 shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article 6, so that the net amount of any item so allocated and the Profits and Losses allocated to each Member pursuant to this Article 6, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article 6 if no reallocation of Losses had occurred under this Section 6.1.

Section 6.2 Regulatory Allocations.

(a) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section l.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) which results in such Member having a deficit Capital Account balance, or otherwise has a deficit Capital Account balance, which exceeds the sum of (i) the amount of such deficit the Member is obligated to restore, and (ii) the amount of such deficit the Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company income and gain in the amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in such Member's Capital Account as quickly as possible. Any special allocation made under this Section 6.2(b) shall be taken into account for purposes of determining subsequent allocations of income and losses, so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section 6.2(b) had not been previously applied.

(c) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in partnership minimum gain (as such term is defined in Treasury Regulations Section 1.704-2(d)) during any Company taxable year, each Member shall be specifically allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in partnership minimum gain, as determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions. Nonrecourse deductions (as such term is defined in Regulations Section 1.704-2(b)), if any, for any taxable year or other period shall be allocated among the Members in accordance with the Members' Percentage Interests.

(e) Member Nonrecourse Deductions. Any partner nonrecourse deductions (as such term is defined in Regulations Section 1.704-2(i)) for any taxable year or other period shall be specifically allocated to the Member who bears the risk of loss with respect to the partner nonrecourse debt (as such term is defined in Regulations Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(f) Curative Allocations. The allocations set forth in this Section 6.2 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.2(f). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Members jointly shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1.

Section 6.3 Tax Allocations.

For income tax purposes only, each item of income, gain, loss, and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specifically allocated items are allocated for Capital Account purposes; provided that notwithstanding any other provision in this Article 6, in accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company by a Member shall, solely for tax purposes, be allocated among the Members so as to take into account the difference, if any, between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value using any allocation method permitted by the Regulations promulgated under Code Section 704(c), as determined by the Executive Committee.

In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (iii) of the definition of Gross Asset Value in Appendix A hereto, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account the difference, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account, in computing any Member's Capital Account or share of profits, losses, or other items, or distributions pursuant to any provisions of this Agreement.

Section 6.4 Other Allocation Provisions.

(a) It is the intention of the Members that the allocations of income and losses hereunder have substantial economic effect in accordance with the tests therefor set forth in the Regulations promulgated under Section 704(b) of the Code. Accordingly, allocations not specifically provided for in this Agreement shall be made in such manner as shall conform to the allocation rules and principles as set forth in such Regulations as in effect from time to time, and the Capital Accounts of the Members shall be maintained in accordance with the provisions hereof construed and interpreted in light of such Regulations. The Executive Committee may amend the provisions of this Agreement if such amendment would not have a materially adverse effect on the Members and if, in the opinion of counsel for the Company, such amendment is advisable for purposes of complying with Section 704 (b) or Section 1.704-2 of the Regulations, as may be amended or supplemented from time to time.

(b) For purposes of determining Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the Regulations thereunder.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of Company income and loss for income tax purposes.

(d) Solely for purposes of determining a Member's proportionate share of the

"excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company Profits are in proportion to their Percentage Interests.

ARTICLE 7 - DISTRIBUTIONS

Section 7.1 Distributions.

All amounts of Cash Available for Distribution shall be distributed (i) in a liquidation, as set forth in Section 13.2, and (ii) in all other cases, to the Members in proportion to the Percentage Interests of each as of the date of distribution.

Section 7.2 Timing of Distributions.

Subject to Section 7.3 and Section 13.2, Cash Available for Distribution shall be distributed by the Company as promptly as practicable following the end of a Fiscal Year and at such other times as may be determined by the Executive Committee; provided that the Executive Committee may, in its discretion, not make the distributions required under this Section if it believes that Cash Available for Distribution should be retained for use by the Company.

Section 7.3 Distribution Restrictions.

Notwithstanding the foregoing, the Company shall make no distribution of Cash Available for Distribution if, and to the extent that, after effecting such distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount needed, if the Company were to be dissolved at such time, to make any priority distributions.

Section 7.4 Distribution of Assets in Kind.

Unless otherwise provided in this Agreement, any Ancillary Agreement or determined by the Executive Committee, if Company Assets are distributed in kind, they shall be distributed to the Members entitled to them as tenants-in-common in the same proportions in which the Members would have been entitled to cash distributions had there been a sale of such Company Assets.

Section 7.5 Demand for Distribution.

No Member shall be entitled to demand and receive a distribution of Company property in return for its Capital Contributions to the Company. No Member shall be deemed to be a creditor of the Company with respect to distributions, regardless of when such distributions have been declared.

Section 7.6 Tax Distributions.

Notwithstanding anything to the contrary in Section 7.1 and Section 7.2, but subject to Section 7.3 hereof (but subject to Section 7.5 and the other provisions of this Agreement):

(a) If the aggregate amounts distributed to a Member pursuant to Section 7.1 and Section 7.2 hereof for any Fiscal Year of the Company are less than the Estimated Tax Amount of that Member for such fiscal year, the Executive Committee shall, subject to applicable covenants and restrictions contained in the Company's loan agreements and other agreements or obligations to which the Company or its properties are subject, consider using Commercially Reasonable Efforts to cause the Company to distribute, to the extent reasonably available, additional amounts of cash to the Members in proportion to their relative allocations of taxable income, until each Member has received an amount of distributions for such Fiscal Year equal to its Estimated Tax Amount. Notwithstanding the prior sentence, the Company shall not be required to incur additional indebtedness to fund such additional distributions.

(b) The Executive Committee shall use Commercially Reasonable Efforts to estimate the Estimated Tax Amounts of the Members for each fiscal quarter of the Company prior to the close of such fiscal quarter, and to the extent that the Executive Committee determines to make distributions in accordance with Section 7.6 (a), it shall endeavor to make such distributions to the Members of their Estimated Tax Amounts for that period not later than the thirtieth (30th) day following the close of the fiscal quarter. At the close of the Fiscal Year, the Executive Committee shall make proper adjustments as may be necessary to the character and amounts of such distributions to reconcile the final Estimated Tax Amounts of the Members as of the close of the Fiscal Year with the projected Estimated Tax Amounts previously distributed to the Members with respect to such Fiscal Year.

Section 7.7 Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to a Member shall be treated as amounts paid or distributed to such Member pursuant to this Article 7 for all purposes under this Agreement. The Executive Committee is authorized to withhold from payments and distributions to any Member and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law.

ARTICLE 8 - TRANSFER OF COMPANY
INTERESTS; COMPETITIVE ACTIVITIES

Section 8.1 Prohibited Transfers; Transfers to Affiliates.

Except as provided in this Section 8.1 or Section 8.2 or Section 8.3, no Member may Transfer all or any part of its Company Interest (or equity interests in a Member) (the "Offered Interest"). A Member may Transfer any Offered Interest to any Affiliate of such Member (a "Permitted Transfer") without the prior consent of any other Member and without the need to comply with Section 8.2 or Section 8.3 so long as (i) the Affiliate complies with the provisions of Section 9.1, (ii) the Affiliate agrees to be bound by all obligations of the Transferring Member, and (iii) the Transferring Member gives notice of the Transfer to the other Members and the Company prior to such Transfer. A Permitted Transfer under this Section 8.1 shall not relieve the Affiliate of any of its obligations prior to the Transfer. Each Member shall cooperate with all other Members with respect to transactions contemplated under this Section 8.1 that have either been approved as provided in this Section 8.1 or otherwise do not require approval, and shall do, execute and deliver all instruments, documents, consents, amendments and acts necessary to consummate such transactions contemplated under this Section 8.1.

Section 8.2 Buy-Sell Offer.

An Initial Member and its Affiliates, if applicable, (collectively, the "Offering Member") may at any time subsequent to the Contribution Closing make a buy-sell offer in respect of the sale of all of their aggregate Company Interests (or interests in the entity or entities holding such Company Interest), to the other Initial Member and its Affiliates, if applicable, (the "Remaining Members") by giving the Remaining Members written notice (the "Buy-Sell Notice") of the terms and conditions upon which the Offering Member is willing to either buy the entire Company Interest of the Remaining Members or sell to the Remaining Members the entire Company Interest of the Offering Member and its Affiliates with the terms and conditions being the same for both the purchase and the sale. The Buy-Sell Offer shall be irrevocable for 30 days after the Buy-Sell Notice is delivered to the Remaining Members. Within thirty (30) days after receipt of the Buy-Sell Notice, the Remaining Members shall deliver to the Offering Member a written notice of whether the Remaining Members elect (a) to purchase from the Offering Member all of its Company Interest on the terms and conditions stated in the Buy-Sell Notice or (b) to sell to the Offering Member all of the Remaining Members' Company Interests on the terms and conditions stated in the Buy-Sell Notice. In either case, the Offering Member and the Remaining Member(s) shall enter into a Company Interest purchase agreement acceptable to the Offering Member, which shall contain the same terms and conditions as set forth in the Buy-Sell Notice.

Section 8.3 Right of Refusal.

Subject to Section 8.1, if a Member (the "Selling Member") at any time subsequent to the Contribution Closing receives a bona fide offer from a third party that is not an Affiliate in respect of the sale of all or any portion of its Company Interest, the Selling Member shall give the other Members (the "Non-Selling Members") notice (the "Sale Notice") of the terms and conditions of each such bona fide offer upon which the Selling Member is willing to sell such Company Interest. Each Non-Selling Member shall have the right, exercisable by delivering written notice to the Selling Member within ten (10) days after the date of the Sale Notice, to purchase the portion of the Selling Member's Company Interest sought to be sold upon the terms and conditions contained in the Sale Notice. If the amount of Company Interests sought to be purchased by the Non-Selling Members exceeds the amount sought to be sold by the Selling Member, each Non-Selling Member electing to exercise its right pursuant to this Section 8.3 shall be deemed to have exercised its right to purchase only such portion of the Company Interests sought to be sold as such Non-Selling Member's Percentage Interest bears to the aggregate Percentage Interests of all Non-Selling Members exercising. If the amount of Company Interests sought to be purchased by the Non-Selling Members is less than the amount sought to be sold by the Selling Member, the Selling Member shall be free to sell the Company Interest to a third party that is not an Affiliate on the same terms and conditions as set forth in the Sale Notice. The Selling Member and each Non-Selling Member electing to exercise its right pursuant to this Section 8.3 shall thereupon enter into a Company Interest purchase agreement acceptable to the Selling Member which shall contain the same terms and conditions set forth in the Sale Notice. In the event that any Non-Selling Member fails to exercise its right as aforesaid within ten (10) days of the date of receipt of the Sale Notice, such Non-Selling Member shall be deemed to have waived its rights under this Section 8.3 with respect to the Selling Member's Company Interests sought to be sold, and the Selling Member shall have the absolute right to sell the Company Interests as set forth in the Sale Notice to any other Person and such Non-Selling Member shall have no further rights with respect to the Company Interests as set forth in the Sale Notice; provided, however, that in the event that such third party sale is not consummated within six (6) months after the date of the Sale Notice, or if there is any material change proposed to be made in the terms or conditions of such sale, then the Selling Member shall be required to provide a new Sale Notice to the Non-Selling Members, and such Non-Selling Members shall have the right to purchase that portion of the Selling Member's Company Interest as is being offered for sale, all as set forth in this Section 8.3. Any Non-Selling Member which fails to exercise its rights as aforesaid within ten (10) days of the receipt of any such Sale Notice shall be deemed to have waived its rights under this Section 8.3, but only with respect to the individual transaction described in such Sale Notice.

Section 8.4 Conditions Applicable to Transfers.

(a) Compliance with Laws, etc.

(i) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Member's Company Interest shall be made in full compliance with (A) all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Company and the Company Assets, (B) the provisions of this Agreement, and (C) any agreements or loans of the Company, so that the operation of the Company and the Company Assets can continue without interruption and without violation of any applicable law, or if any approval or consent is required in connection with any such Transfer, the Responsible Member (hereinafter defined) shall promptly make such filing or application or obtain such approval or consent at its sole expense, and shall reimburse the Company for any costs or expenses (including attorneys fees) incurred by the Company in connection with any filing, application, approval or consent.

(ii) The "Responsible Member" shall be the transferring Member; provided, however, that should such transferor fail or refuse to perform hereunder, delegate of the Executive Committee, acting on behalf of the remaining Members, at the cost and expense of such transferor, shall act as "Responsible Member" hereunder.

(b) Instruments of Transfer; Effect of Transfer.

Notwithstanding anything to the contrary contained in this Article 8, no change in ownership of the Company Interest of any Member shall be binding upon the other Members or the Company unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to the Executive Committee, (ii) the transferee shall have delivered to the Executive Committee an executed and acknowledged assumption agreement, in form and substance reasonably satisfactory to counsel to the Company, pursuant to which the transferee assumes from and after the date of the Transfer all the obligations of the transferor thereunder thereafter accruing, makes all representations, warranties and covenants as were made pursuant to Article 12 by the transferor, and agrees to be bound by all the provisions of this Agreement, (iii) the transferee shall have executed, acknowledged and delivered any instruments required under the VLLCA or the laws of any State in which the Company is authorized to do business to effect such Transfer and its admission to the Company, and (iv) unless waived by the Members, the Company shall have received an opinion of counsel as provided in Section 8.4(c) if the Transfer is to any Person that is not at the time a Member. Upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder thereafter accruing except that the transferor shall remain primarily liable for all accrued obligations (as of the date of Transfer) of the transferor under this Agreement notwithstanding any Transfer pursuant to this Article 8.

(c) Opinion of Counsel.

If a Transfer is proposed to any Person that is not at the time a Member, then, prior to any such Transfer, the transferring Member shall give a notice to the Company setting forth the material terms and conditions of such Transfer, the name of the proposed transferee and the name of its and/or the transferee's counsel (which counsel shall be reasonably satisfactory to counsel for the Company), and there shall be delivered to the Company an opinion of counsel from the transferring Member transferee, reasonably satisfactory in form and substance to counsel for the Company, with reasonable qualifications (including, but not limited to, basing such opinion on affidavits of the transferor and/or the transferee) to the effect that the proposed Transfer shall not (i) result in the violation of the Securities Act of 1933 or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or require registration of the Company Interest to be transferred under the Securities Act of 1933 as then in force or the taking of any similar action under any similar Federal or state law then in force; (ii) result, directly or indirectly, in a termination of the Company under Code Section 708 or, if such termination occurs, such termination would not have a material and adverse effect on the Members; (iii) cause the Company to become "publicly traded" for purposes of Code Section 7704; or (iv) cause the classification of the Company as a partnership for purposes of the Code to be lost or adversely affected.

The transferring Member and the transferee shall pay to the Company all costs incurred by the Company as a result of such Transfer, and shall indemnify the Company (in a manner which is reasonably satisfactory to the Company) for any such costs which are or may be incurred by it thereafter as a result of such Transfer.

(d) Transferees by Operation of Law or this Agreement.

If any party or entity acquires all or any part of a Company Interest in violation of this Article 8 by operation of law or judicial proceeding, the holder(s) of the affected Company Interest shall have no right to take action under this Agreement, and the Member whose interest was so affected shall be subject to the restrictions provided in Section 8.5. A transfer of the equity securities of CONSOL Energy or Allegheny Energy Supply (which is the sole member of the Allegheny) shall not be deemed a Transfer hereunder.

(e) Effective Date of Transfers.

For financial and tax reporting purposes, every voluntary sale, assignment or other transfer (as distinguished from the original issuance) of any Company Interest or portion thereof shall be deemed to have occurred as of the close of business on the day on which such event shall have in fact occurred, and shall have no prior effect, and every involuntary sale, assignment or transfer (whether by bequest, operation of law or any other method) of any Company Interest shall be deemed to have occurred as of the close of business on the day on which the Company shall have received evidence of such transfer and shall have no prior effect.

Section 8.5 Transfers Void.

Any attempted withdrawal, sale, assignment, pledge, transfer, encumbrance, mortgage or other disposition, or substitution of a Member, made in violation of this Agreement shall be automatically void ab initio. If any Member makes or attempts to make a withdrawal, sale, assignment, pledge, transfer, encumbrance, mortgage or other disposition or substitution in violation of this Agreement, then unless such Member is at the time the sole Member, all of such Member's rights hereunder to vote for or participate in Company decisions shall be suspended until such violation is cured.

Section 8.6 Competitive Activities.

(a) Notwithstanding any provision to the contrary contained herein or in any Ancillary Agreement or Transaction Document, and notwithstanding any common law or statutory provision, rule, maxim or interpretation to the contrary, the Members and the Company hereby acknowledge and agree that Affiliates and Related Entities of the Members currently engage in and may in the future engage in business activities, and may invest in business ventures, that may in each case compete with or otherwise be adverse to the business activities and directives of the Company, or may constitute potential business opportunities for the Company (collectively "Business Opportunities"). Each Member agrees that:

(i) Affiliates and Related Entities of each Member shall have the right to engage in any Business Opportunity that presents itself, and any such activities shall in no way or manner constitute or be deemed a breach of any fiduciary duty of any Member to the Company or the other Members;

(ii) No Member (nor any Affiliate or Related Entity of such Member) shall have any fiduciary obligation to the Company or any other Member with respect to making Business Opportunities available to the Company or any other Member; and

(iii) Affiliates and Related Entities of each Member may, notwithstanding the existence of this Agreement, engage in whatever activities they choose (including Business Opportunities), whether the same are competitive with the Company or otherwise, without having or incurring (A) any liability to any Member or the Company (or any Affiliates or Related Entities of the Company or any Members) and (B) any obligation to offer any interest in such activities to the Company or the other Members (or any Affiliates or Related Entities of the Company or any Members).

(b) The provisions of this Section 8.6 shall survive the expiration or sooner termination of this Agreement and are a material inducement to the Members in connection with entering into this Agreement.

ARTICLE 9 - SPECIAL PURPOSE ENTITIES

Section 9.1 Special Purpose Nature of Members.

Notwithstanding any provision to the contrary contained in this Agreement, including the provisions of Section 8.1, Section 8.2 and Section 8.3, all Members shall at all times maintain and adhere to provisions in such Members' charters or governance documents that provide, in form and substance reasonably satisfactory to the Company, that such Members will not engage in any activities, shall not incur any indebtedness (or guaranty indebtedness of others), shall not commingle funds or accounts and shall not consolidate for any purpose with any other entity, except as otherwise expressly authorized by the Company. The Members and any successor or assign of any Member, shall submit such governance provisions to the Company for review and approval prior to affecting any Transfer of any Company Interest. The Members intend that each Member be a so-called "special purpose entity" engaged only in the activity of being a Member in the Company, and the provisions of this Section 9.1 shall be interpreted in a manner consistent with such intention.

ARTICLE 10 - BOOKS AND RECORDS

Section 10.1 Books and Records.

The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every transaction with respect to the Company Assets. Bills, receipts and vouchers shall be maintained on file by the Company. The Company shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 10.3. Such books and records of account shall be prepared and maintained by the Company at the principal place of business of the Company or such other place or places as may be determined by the Executive Committee from time to time. Each Member or its duly authorized representative (including its accountants, attorneys or other designees) shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company. At a minimum, the Company shall maintain the following records at its principal place of business or such other place or places as the Executive Committee may determine from time to time:

(a) a current list of the full name and last known business, residence or mailing address of each past and present Member;

(b) a copy of the Certificate and all amendments thereto;

(c) copies of the Company's federal, state, local and foreign Tax Returns and reports, if any, for the four most recent years; and

(d) copies of the Company's currently effective Agreement and copies of financial statements of the Company for the three most recent years.

Section 10.2 Accounting and Fiscal Year.

The books of the Company shall be maintained in accordance with GAAP and any other applicable requirements and the Company shall report its operations for tax purposes on the accrual method. The Fiscal Year may be changed from time to time at the election of the Members in accordance with the Code and applicable Regulations.

Section 10.3 Financial Statements and Reports.

(a) The Company shall prepare or cause to be prepared, the financial statements (which financial statements shall be prepared in accordance with GAAP consistently applied) and other information that the Executive Committee determines appropriate. In addition, within sixty (60) days after the end of each Fiscal Year, the Company shall prepare or cause to be prepared, and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during the Fiscal Year as will enable the Company and each Member timely to prepare its federal, state and local income tax returns in accordance with all applicable laws, rules and regulations. The Company shall prepare or cause to be prepared federal, state and local tax returns required of the Company, submit those returns to the Executive Committee for its approval no later than thirty (30) calendar days prior to the date required for the filing thereof (including any extensions granted) and will file the tax returns after they have been approved by the Executive Committee. In the event the Executive Committee shall not desire or be able to approve any such tax return prior to the date required for the filing thereof (including any extensions granted), the Company will timely obtain an extension of such date.

(b) All decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.

Section 10.4 Accountant.

The Company shall retain an independent U.S. public accounting firm of national stature, as selected by the Executive Committee and subject to change from time to time by the Executive Committee, as the accountants and auditors for the Company (the "Accountant"). The Accountant shall audit the financial statements of the Company annually or as the Executive Committee shall direct.

Section 10.5 Reserves.

The Executive Committee may, in its discretion and subject to such conditions as it shall determine, establish reserves (including, without limitation, cash reserves) for the purposes and requirements it may deem appropriate.

Section 10.6 Banking.

All funds of the Company received from any and all sources shall be deposited in the Company's name in such separate checking or other such accounts as shall be determined by the Executive Committee from time to time. In connection with the maintenance of such bank accounts, the Executive Committee shall designate those individuals who will have authority to write checks or otherwise disburse funds from such bank accounts on behalf of the Company in connection with its activities.

ARTICLE 11- BUDGETS AND OPERATING PLANS; ancillary AGREEMENTS

Section 11.1 Budgets and Operating Plans.

(a) Unless the parties otherwise agree, the Executive Committee, within sixty (60) days of the Contribution Closing, shall cause to be prepared and shall approve a budget (the "Initial Budget") and an operating plan (the "Initial Operating Plan") covering the period from the Contribution Closing through the end of the first fiscal year of the company. Not later than the sixtieth (60th) day prior to the end of each Fiscal Year, the Executive Committee shall cause to be prepared and shall approve a Budget and an Operating Plan (as each from time to time in effect, the "Budget" and the "Operating Plan" which term shall include, as the context requires, the Initial Budget and the Initial Operating Plan) for the company for the immediately succeeding Fiscal Year, which, collectively, shall set forth all anticipated income, operating expenses and capital and other costs and expenses of the Company (including legal fees and expenses). The Initial Budget and the Initial Operating Plan and any future Budget and Operating Plan shall each be in the form specified from time to time by the Executive Committee.

(b) The Executive Committee shall review the then current Budget and Operating Plan at or around the sixth month following the starting date for the Budget and the Operating Plan and at such other times as the Executive Committee deems necessary and shall make such amendments thereto as it shall determine to be in the best interests of the Company.

ARTICLE 12 - REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE MEMBERS

Section 12.1 Member Representations.

Each Member represents and warrants to and covenants with the other Members as follows:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(c) Except as set forth in Schedule 12.1 hereto, no consents or approvals are required from any Governmental Authority or other Person for the Member to enter into this Agreement and the Company. All requisite action on the part of the Member necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly taken.

(d) The execution and delivery of this Agreement by the Member and the consummation of the transactions contemplated hereby by the Member do not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(e) The Member has not conducted any business other than business incidental to the formation of the Company.

Section 12.2 Member Consents.

Except as otherwise herein expressly provided, references herein to approval or consent of the Company, the Members or the Executive Committee shall mean written approval or consent, or approval or consent given at a meeting of the Executive Committee or the Member which is recorded in the written minutes of such meeting.

ARTICLE 13 - DISSOLUTION

Section 13.1 Events of Dissolution.

The Company shall be dissolved and its business shall terminate upon the earliest occurrence of any of the following events:

(a) by unanimous written consent of all of the Members;

(b) a sale or other disposition of all or substantially all of the Company Assets;

(c) (i) the filing by the Company of a voluntary petition for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (ii) ninety (90) days after the filing of an involuntary petition against the Company for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (iii) ninety (90) days after the appointment of a trustee or receiver of the Company or the assignment of the Company or any material part of the Company Assets for the benefit of creditors by, of, or with respect to the Company, unless any such event referred to in subsection (c)(ii) or (c)(iii) is remedied within ninety (90) days of its occurrence or, within ninety (90) days after the occurrence of an event referred to in subsection (c)(i) or prior to the expiration of the ninety (90) day period referred to in subsection (c)(ii) or (c)(iii), the Members nevertheless determine to continue the Company;

(d) subject to Section 5.4, an election by the Executive Committee to dissolve the Company; or

(e) the entry of a decree of judicial dissolution under Section 13.1-1047 of the VLLCA.

(f) automatic cancellation of its certificate pursuant to Section 13.1-1064 of the VLLCA.

The Company shall continue to exist after the happening of any of the foregoing events solely for the purpose of winding up its affairs in accordance with the VLLCA. Because the Ancillary Agreements are critical to the winding up of the Company's affairs, all the Ancillary Agreements, regardless of whether they are in default, shall continue until the affairs of the Company are wound up, and none of the Ancillary Agreements may be terminated, even if in default, until the affairs of the Company are wound up.

Section 13.2 Liquidation of Company.

(a) In the event of the dissolution of the Company, there shall be an orderly liquidation of the Company Assets.

(b) Upon any dissolution of the Company, the Accountant shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.

(c) In the event of liquidation of the Company Assets, they shall be liquidated as promptly as possible, and the Executive Committee shall supervise such liquidation, which shall be conducted in an orderly and businesslike manner so as not to involve undue sacrifice, as the Members shall determine in their discretion. The proceeds thereof shall be applied and distributed in the following order of priority:

(i) to the payment of debts and liabilities of the Company and the expenses of liquidation, including, without limitation, to the setting up of any reserves which the Executive Committee reasonably may deem necessary for any contingent, conditional, unmatured or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. Said reserves may be paid over to an escrowee satisfactory to the Executive Committee, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Executive Committee shall deem advisable, to distribute the balance of such reserves to the Members in proportion to the positive balances of their respective Capital Accounts determined in the same manner and at the same time as the distribution provided for by (ii) of this subsection; and

(ii) then, to the Members and their successors in proportion to the positive balances of their respective Capital Accounts (after giving effect to all contributions, distributions and allocations for all periods).

(d) No dissolution of the Company shall release or relieve any of the Members of their obligations accruing or arising prior to the date of dissolution under this Agreement.

(e) Each Member shall look only to the Company for return of the Member's investments in the Company. No Member shall be required to make any Additional Capital Contributions to the Company in order to provide for the return of any Member's investment.

ARTICLE 14 - MISCELLANEOUS

Section 14.1 Recipient of Distributions.

All distributions of cash or property to be made to the Members pursuant to the provisions of this Agreement shall be made directly to the parties entitled thereto at the address set forth in Section 14.2.

Section 14.2 Notices, Etc.

Any offer, acceptance, election, approval, consent, request, waiver, notice or other document (collectively, "Notice") required or permitted to be given pursuant to any provisions of this Agreement, shall be in writing, signed by or on behalf of the Person giving the same, and (i) personally delivered (with receipt acknowledged), (ii) sent by registered or certified mail (return receipt requested, postage prepaid) or (iii) by Federal Express or other overnight courier delivery service. Notices shall be addressed to the Person or Persons to whom such Notice is to be given, in each case at the address set forth for such party below, or at such other address as shall have been set forth in a Notice sent pursuant to the provisions of this Section 14.2:

If to Allegheny, to:
Vice President, Production and Sales 4350 Northern Pike Monroeville, PA 15146-2841 FAX: 412-856-2789 And to: Deputy General Counsel 4350 Northern Pike Monroeville, PA 15146-2841 FAX: 412-856-2393
If to CONSOL, to:

Ronald Smith
Executive Vice President
Engineering Services, Environmental Affairs & Exploration
CONSOL Energy Inc.
CONSOL Plaza
1800 Washington Road
Pittsburgh, PA 15241-1421
FAX: 412-831-4191

Ronald J. FlorJancic
Executive Vice-President, Marketing
CONSOL Energy Inc.
CONSOL Plaza
1800 Washington Road
Pittsburgh, PA 15241-1421
FAX: 412-831-4191

Notwithstanding any provision herein to the contrary, any routine reports required by this Agreement to be submitted to the Members at specified times may be sent by first-class mail or fax. All Notices shall be deemed given (i) when received or receipt is refused, or (ii) upon failure of delivery because notice of such Member's change of address has not been given in accordance with the terms of this Section 14.2. Any Member may change its address for the receipt of Notices at any time by giving Notice thereof to all other Members; but no such Notice of change of address shall be effective until received by the Members, and any Member which is prevented from giving any Notice pursuant hereto to any Member on account of such Member changing its address and/or telephone number without having given Notice thereof to all the other Members shall nevertheless be deemed to have given such Notice in accordance with this Section 14.2 to such Member, provided such Notice is sent to the most recent address of such Member of which Notice has been given pursuant hereto.

Section 14.3 Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.4 Modification, Waiver or Termination.

Except as expressly provided herein, no modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby, or its or their duly appointed attorneys-in-fact, as the case may be, and no failure to pursue or elect any remedy or waiver with respect to any default under or breach of any provision of this Agreement shall be deemed to be a waiver of any other subsequent similar or different default, breach or provision, or of any election of remedies available in connection therewith. Receipt by any party of any money or other consideration due under this Agreement shall not constitute a waiver of any provision of this Agreement.

Section 14.5 Counterparts.

This Agreement may be executed in any number of counterparts, all of which shall for all purposes constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the other parties did not execute the same counterpart. The signatures of the parties may be on separate signature pages all of which, when attached hereto, shall constitute the execution of one Agreement binding on all the parties hereto, notwithstanding that all of the other parties did not execute the same signature page.

Section 14.6 Applicable Laws and Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Virginia without reference to any conflict of law or choice of law principles that might apply the law of another jurisdiction. Any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled pursuant to Section 5.10.

Section 14.7 Limitation on Rights of Others.

No Person other than a Member, its permitted successors and assigns, is, nor is it intended that any such other Person be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other Person have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 14.8 Integration.

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties pertaining to that subject matter to the extent that they conflict with the express terms of this Agreement. No covenant, representation or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict the express provisions of this Agreement.

Section 14.9 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

Section 14.10 Waiver of Jury Trial.

In the event of any legal action, suit or proceeding arising out of this Agreement, the parties hereby waive the right to a jury trial.

Section 14.11 Consents.

Any consent or approval to be given under this Agreement may be delegated by the party to give such consent or approval to any agent or representative as such party may, from time to time, authorize in writing.

Section 14.12 Additional Documents.

The parties agree to execute such additional documents as may be reasonably necessary or desirable for the other party to enforce its rights hereunder or otherwise to effectuate the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the day and year first above written.
ALLEGHENY:	BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC By: /s/ M.P. Morrell Name: Michael P. Morrell Title: Vice President & Chief Operating Officer
CONSOL:	CONSOL ENERGY INC. By: __________________________ Name: Title:

[signature page to Operating Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the day and year first above written.
ALLEGHENY:	BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC By: Name: Michael P. Morrell Title: Vice President & Chief Operating Officer
CONSOL:	CONSOL ENERGY INC. By: /s/ Robert F. Pusateri Name: Robert F. Pusateri Title: Vice President-Sales

A APPENDIX A TO THE OPERATING AGREEMENT OF
BUCHANAN GENERATION, LLC

DEFINITIONS AND INTERPRETATION

A. Interpretation. In each Transaction Document, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii)    reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv)    reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)     reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) reference in any Transaction Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii) hereunder, hereof, hereto and words of similar import shall be deemed references to a Transaction Document as a whole and not to any particular Article, Section or other provision thereof; and

(viii) including (and with correlative meaning "include") means including without limiting the generality of any description preceding such term.

B.  Computation of Time Periods. For purposes of computation of periods of time under the Transaction Documents, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Time is of the essence with respect to all obligations of the parties under the Transaction Documents.

C.  Accounting Terms and Determinations. Unless otherwise specified in any Transaction Document, all terms of an accounting character used therein shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP.

D.  Conflict in Transaction Documents. If there is any conflict between any of the Transaction Documents, such Transaction Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Operating Agreement shall prevail and control.

E.  Legal Representation of the Parties. The Transaction Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Transaction Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

F.  References to Indices and Rating Agencies. Unless otherwise specifically addressed in a Transaction Document, references in any Transaction Document to one or more indices or one or more companies that provide credit ratings shall mean such indices and rating agencies and their respective successors. In the event an index, rating agency or particular rating standard is terminated or otherwise no longer utilized (or is otherwise not in existence), the parties shall negotiate in good faith to agree to a replacement index, rating agency or credit rating so as to fulfill the intention of the parties as reflected in the Transaction Documents.

G.  Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Transaction Document, regardless of whether the Transaction Document specifically references this Appendix.

"Accountant" - As defined in Section 10.4 of the Operating Agreement.

"Actual Cost of Construction of the Generation Facilities" - The actual out-of-pocket cost incurred by Allegheny Energy Supply and its Affiliates for all equipment, materials and labor required to effect the construction and placement into operation of the Generation Facilities and the Water Treatment Facilities at the Site and to otherwise fulfill its obligations under the Development Agreement, which cost may include hourly labor and labor overhead costs of employees of Allegheny Energy Supply and its Affiliates who perform services in connection with the construction of the Generation Facilities and the Water Treatment Facilities and with the fulfillment of Allegheny Energy Supply's obligations under the Development Agreement and which costs may include construction overhead costs; provided that the allocation of such labor costs shall be made in a manner consistent with historic practices of Allegheny Energy Supply and its Affiliates. The Actual Cost of Construction of the Generation Facilities may include the costs and expenses of obtaining any easements necessary or appropriate for the operations of the Generation Facilities and the Water Treatment Facilities not otherwise obtained by CONSOL Energy, all Governmental Approvals, and conducting and obtaining all tests, inspections, reports and other due diligence items in connection with the Generation Facilities and the Water Treatment Facilities and with the fulfillment if Allegheny Energy Supply's obligations under the Development Agreement in each case to the extent incurred by Allegheny Energy Supply and its Affiliates. For avoidance of doubt, the Actual Cost of Construction of the Generation Facilities shall include all third party costs and expenses for engineering, material and equipment procurement, construction and legal work. Allegheny Energy Supply shall make its purchase orders, relevant invoices, construction logs, books and records in respect of the determination of Actual Cost of the Construction of the Generation Facilities available to CONSOL Energy, as provided in the Development Agreement.

"Actual Cost of Obtaining and Constructing the Gas Extension Easements" - The actual out-of-pocket cost incurred by CONSOL Energy and its Affiliates to obtain, and the actual out-of-pocket cost for all equipment, materials and labor required to effect the construction and placement into operation of, the Gas Extension Easements and to otherwise fulfill its obligations under the Development Agreement, which cost may include hourly labor and labor overhead costs of employees of CONSOL Energy and its Affiliates who perform services in connection with the construction of the Gas Extension Easements and otherwise in connection with the fulfillment of CONSOL Energy's obligations under the Development Agreement and which costs may include construction overhead costs; provided that the allocation of such labor costs shall be made in a manner consistent with historic practices of CONSOL Energy and its Affiliates. The Actual Cost of Obtaining and Constructing the Gas Extension Easements may include the costs and expenses of obtaining any easements necessary or appropriate for the operations of the Generation Facilities and the Water Treatment Facilities not otherwise obtained by Allegheny Energy Supply, all Governmental Approvals, and conducting and obtaining all tests, inspections, reports and other due diligence items in connection with the Gas Extension Easements and otherwise in connection with the fulfillment of CONSOL Energy's obligations under the Development Agreement, in each case to the extent incurred by CONSOL Energy and its Affiliates. For avoidance of doubt, the Actual Cost of Obtaining and Constructing the Gas Extension Easements shall include all third party costs and expenses for engineering, material and equipment procurement, construction and legal work. CONSOL Energy shall make its purchase orders, relevant invoices, construction logs, books and records in respect of the determination of the Actual Cost of Obtaining and Constructing the Gas Extension Easements available to Allegheny Energy Supply as provided in the Development Agreement.

"Additional Contributions" or "Additional Capital Contributions" - With respect to any Member, all cash and other contributions contributed or deemed contributed to the Company pursuant to Section 3.2 of the Operating Agreement.

"Adjusted Capital Account" - With respect to any Member, such Member's Capital Account as of the end of the relevant Fiscal Year or other period: (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next-to-last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Affiliate" - With respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "controls" (including its correlative meanings "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither the Company, nor any Person controlled by the Company, shall be deemed to be an Affiliate of any Member or of any Affiliate of any Member and (ii) no Member or any Affiliate thereof shall be deemed to be an Affiliate of any other Member or any Affiliate thereof solely by virtue of its Company Interest.

"Allegheny" - Buchanan Energy Company of Virginia, LLC.

"Allegheny Agreements" - Those contracts, agreements, licenses, easements and leases listed in Schedule 2.1(ii) to the Contribution, Assignment and Assumption Agreement relating to the ownership, operation and maintenance of the Generation Facilities and the Water Treatment Facilities and being assigned to the Company as part of the Allegheny Contributed Assets.

"Allegheny Capital Contribution" - The Allegheny Initial Capital Contribution plus any Additional Capital Contribution by Allegheny Energy Supply pursuant to Section 3.2 of the Operating Agreement.

"Allegheny Contributed Assets" - All of the assets constituting, or used in and necessary in the operation of, the Generation Facilities and the Water Treatment Facilities, including those assets described below, but excluding the Allegheny Excluded Assets, each as in existence on the date of the Contribution Closing:

(i)  All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property located at the Generation Facilities and the Water Treatment Facilities on the date of the Contribution Closing, including the items of personal property included in Schedule 2.1(i) to the Contribution, Assignment and Assumption Agreement, together with all the personal property of [Allegheny Entity] and any Affiliates of [Allegheny Entity] used principally in the operation of the Generation Facilities and the Water Treatment Facilities and listed in Schedule 2.1(i) to the Contribution, Assignment and Assumption Agreement, other than property constituting part of the Allegheny Excluded Assets (collectively, the "Allegheny Tangible Personal Property");

(iii) The Allegheny Agreements set forth in Schedule 2.1(ii) to the Contribution, Assignment and Assumption Agreement;
(iv) The Allegheny Transferable Permits set forth in Schedule 2.1(iii) to the Contribution, Assignment and Assumption Agreement;

(iv)  All operating records, operating safety and maintenance manuals, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of [Allegheny Entity] and any Affiliates of [Allegheny Entity] relating specifically to the aforementioned assets and necessary for the operation of the Generation Facilities and the Water Treatment Facilities (subject to the right of [Allegheny Entity] and its Affiliates to retain copies of same for their use) other than such items which are proprietary to third parties and accounting records;

(v)  All unexpired, transferable warranties and guarantees from third parties with respect to any item of personal property constituting part of the Allegheny Contributed Assets and listed in Schedule 2.1(iv) to the Contribution, Assignment and Assumption Agreement;

(vi) $1,000,000, as working capital for the Company;
(vii) The Allegheny Deficiency Amount, if any;
(viii) Any easements obtained by [Allegheny Entity] in connection with the operation of the Generation Facilities and the Water Treatment Facilities; and
(ix) The Allegheny Intellectual Property set forth in Schedule 2.1(v) to the Contribution, Assignment and Assumption Agreement.
"Allegheny Credit Amount" - As defined in Section 2.6(a) of the Contribution, Assignment and Assumption Agreement.
"Allegheny Deficiency Amount" - As defined in Section 2.6(a) of the Contribution, Assignment and Assumption Agreement.
"Allegheny Documents" - As defined in Section 4.2 of the Contribution, Assignment and Assumption Agreement.
"Allegheny Energy Supply" - Allegheny Energy Supply Company, LLC, a Delaware limited liability company.

"Allegheny Energy Supply Responsibilities" - As defined in Section 3 of the Development Agreement.

"Allegheny Excluded Assets" - The following specific assets which are associated with the Allegheny Contributed Assets, but which are specifically excluded from the Allegheny Initial Capital Contribution and the definition of the Allegheny Contributed Assets:

(i)  Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

(ii)  All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

(iii)  All tariffs, agreements and arrangements not related to the Generation Facilities and the Water Treatment Facilities to which [Allegheny Entity] or any Affiliate of [Allegheny Entity] is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

(iv) The rights of [Allegheny Entity] or any Affiliate of [Allegheny Entity] in and to any causes of action against third parties (including indemnification and contribution) relating to any real or personal property, permits, Taxes or Allegheny Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Generation Facilities and the Water Treatment Facilities and relating to any period prior to the Contribution Closing; and

(v) Any and all of [Allegheny Entity's] rights in any contract representing an intercompany transaction between Allegheny Energy Supply and an Affiliate of [Allegheny Entity], whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like.

"Allegheny Indemnified Losses" - As defined in Section 7.2 of the Contribution, Assignment and Assumption Agreement.
"Allegheny Indemnified Parties" - As defined in Section 7.2 of the Contribution, Assignment and Assumption Agreement.
"Allegheny Initial Capital Contribution" - As defined in Section 3.1(b) of the Operating Agreement.

"Allegheny Intellectual Property" - As defined in Section 4.6 to the Contribution, Assignment and Assumption Agreement.
"Allegheny Parent" - Allegheny Energy, Inc., a Maryland corporation.
"Allegheny Tangible Personal Property" - As defined in the definition of Allegheny Contributed Assets.
"Allegheny Transferable Permits" - As defined in Section 4.5 of the Contribution, Assignment and Assumption Agreement.
"Alternative Joint Venture" - As defined in Section 16 of the Development Agreement.
"Ancillary Agreements"-The Gas Purchase Agreement, the O&M Agreement, the Marketing Agreement, and the Interconnection Agreement.

 "Applicable Law" - Any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to Allegheny Energy Supply, CONSOL Energy or the Company or any of their respective properties, assets, Affiliates, officers, directors, employees or agents, as the case may be.

"Applicable Rate" - The Prime Rate plus two percent (2%) per annum.

"Budget" - As defined in Section 11.1(a) of the Operating Agreement, shall consist of a "Capital Budget" that will include anticipated capital expenditures that the Company determines to undertake, and an "Operating Budget" that will include all other anticipated expenditures of the Company not included in the Capital Budget.

"Business Day" - Any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to be closed in the Commonwealth of Virginia or the Commonwealth of Pennsylvania.

"Business Opportunities" - As defined in Section 8.6(a) of the Operating Agreement.

"Buy-Sell Notice" - As defined in Section 8.2 of the Operating Agreement.

"Capital Account" - The account maintained for each Member pursuant to Section 3.3 of the Operating Agreement.

"Capital Contributions" -- With respect to any Member, the amount of cash and the initial Gross Asset Value of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, including Additional Capital Contributions.

"Cardinal States Pipeline" - CONSOL Energy's Cardinal States Gathering gas pipeline.

"Cash Available for Distribution" - For each Fiscal Year or other period, means (a) all cash received by the Company from any source (including borrowings by the Company, Capital Contributions and proceeds of the sale, exchange or other disposition of all or portions of the Company Assets), less (b) cash expended, reserved or required for debts and expenses, interest and principal payments on any indebtedness, capital expenditures, taxes, fees or other requirements of the Company, in each case as determined in the sole discretion of the Executive Committee.

"CERCLA" - The Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq, as amended.
"Certificate" - The Certificate of Formation of the Company filed on __________, 2002 with the Secretary of the State of Virginia.
"Chief Executive Committee" - As defined in Section 17 of the Development Agreement.
"Code" - The Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

"Commercial Operation Date" - The date as of which the Generation Facilities and the Water Treatment Facilities have been substantially completed and the Generation Facilities and the Water Treatment Facilities are ready to be operated for commercial use in accordance with Good Industry Practices and all gas lines of the Company are fully operational and capable of carrying Non Section 29 Gas to the Generation Facilities and of carrying gas from an established receipt point on the Columbia Gas pipeline to the Generation Facilities.

"Commercially Reasonable Efforts" - Efforts which are reasonably within the contemplation of the parties at the time of executing the Development Agreement or any Ancillary Agreement and which do not require the performing party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by the Development Agreement or such Ancillary Agreement in order for the performing party to satisfy its obligations hereunder.

"Company" - Buchanan Generation, LLC, a Virginia limited liability company.

"Company Assets" - The assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company, and all right, title, and interest, if any, held and owned by the Company in other entities and shall include, without duplication, the Company's proportionate interests in assets and properties owned by any entity in which the Company has an ownership interest, and the proportionate interests in assets and properties owned by any such entity, and so forth.

"Company Indemnified Losses" - As defined in Section 7.1 of the Contribution, Assignment and Assumption Agreement.

"Company Interest" - As to any Member, such Member's rights, title and interest in the Company, including such Member's (i) right to a distributive share of the Profits and Losses and Cash Available for Distribution, (ii) right to a distributive share of Company Assets (iii) obligations as a Member, and (iv) right to vote on matters placed before the Members pursuant to the Operating Agreement or as otherwise determined by the Executive Committee in accordance with the Operating Agreement.

"Completion Schedule" - As defined in Section 7 of the Development Agreement.

"Confidential Information" - As defined in Section 13 of the Development Agreement.

"CONSOL" - [CONSOL special purpose entity].

"CONSOL Agreements" - Those contracts, agreements, licenses, easements and leases listed in Schedule 2.2(iii) to the Contribution, Assignment and Assumption Agreement relating to the ownership, operation and maintenance of the Site and the Gas Extension Easements and being assigned to the Company as part of the CONSOL Contributed Assets.

"CONSOL Capital Contribution" - The CONSOL Initial Capital Contribution plus any Additional Capital Contribution made by CONSOL Energy pursuant to Section 3.2 of the Operating Agreement.

"CONSOL Contributed Assets" - All of the assets constituting, or used in satisfying CONSOL Energy's obligations under the Development Agreement, including all of the assets constituting, or used in and necessary for the Gas Extension Easements and the Site, including those assets described below, but excluding the CONSOL Excluded Assets, each as in existence on the date of the Contribution Closing:

(i)  The Main Site, the Water Treatment Site, the Gas Extension Easements, the Transmission Rights of Way and the CONSOL Easements, as described in the maps set forth in Schedule 2.2(i) to the Contribution, Assignment and Assumption Agreement together with the other Rights of Way more particularly described in Schedule 2.2(i) to the Contribution, Assignment and Assumption Agreement;

(ii)  All machinery, mobile or otherwise, equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property located on the Site on the Contribution Closing, including the items of personal property included in Schedule 2.2(ii) to the Contribution, Assignment and Assumption Agreement, together with all the personal property of CONSOL Energy and any Affiliates of CONSOL Energy used principally with respect to the Gas Extension Easements and listed in Schedule 2.2(ii) to the Contribution, Assignment and Assumption Agreement, other than property constituting part of the CONSOL Excluded Assets (collectively, the "CONSOL Tangible Personal Property");

(iii)  The CONSOL Agreements set forth in Schedule 2.2(iii) to the Contribution, Assignment and Assumption Agreement;

(iv)  The CONSOL Transferable Permits set forth in Schedule 2.2(iv) to the Contribution, Assignment and Assumption Agreement;

(v)  All operating records, operating safety and maintenance manuals, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of CONSOL Energy and any Affiliates of CONSOL Energy relating specifically to the aforementioned assets and necessary for the Gas Extension Easements (subject to the right of CONSOL Energy and such Affiliates to retain copies of same for their use) other than such items which are proprietary to third parties and accounting records;

(vi)  All unexpired, transferable warranties and guarantees from third parties with respect to any item of real property or personal property constituting part of the CONSOL Contributed Assets and listed in Schedule 2.2(v) to the Contribution, Assignment and Assumption Agreement;

(vii)  $1,000,000, as working capital for the Company;

(viii)  The CONSOL Deficiency Amount, if any;

(ix)  The CONSOL Intellectual Property set forth in Schedule 2.2(vi) to the Contribution, Assignment and Assumption Agreement; and

(x)  The Gas Extension Easements.

"CONSOL Credit Amount" - As defined in Section 2.6(b) of the Contribution, Assignment and Assumption Agreement.
"CONSOL Deficiency Amount" - As defined in Section 2.6(b) of the Contribution, Assignment and Assumption Agreement.
"CONSOL Documents" - As defined in Section 5.2 of the Contribution, Assignment and Assumption Agreement.

"CONSOL Easements" - The Rights of Way obtained by CONSOL Energy, over property owned by CONSOL Energy or its Affiliates or both, in connection with the Water Treatment Site, the Gas Extension Easement and the development of the Generation Facilities and the Water Treatment Facilities.

"CONSOL Energy" - CONSOL Energy Inc., a Delaware corporation.
"CONSOL Energy Responsibilities" - As defined in Section 4 of the Development Agreement.

"CONSOL Excluded Assets" - The following specific assets which are associated with the CONSOL Contributed Assets, but which are specifically excluded from the CONSOL Initial Capital Contribution and the definition of the CONSOL Contributed Assets:

(i) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;
(ii) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

(iii)  All tariffs, agreements and arrangements not related to the Generation Facilities to which CONSOL Energy or any Affiliate of CONSOL Energy is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

(iv)  The rights of CONSOL Energy or any Affiliate of CONSOL Energy in and to any causes of action against third parties (including indemnification and contribution) relating to any real or personal property, permits, Taxes or CONSOL Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Site or the Gas Extension Easements and relating to any period prior to the Contribution Closing; and

(v)  Any and all of CONSOL Energy's rights in any contract representing an intercompany transaction between CONSOL Energy and an Affiliate of CONSOL Energy, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like.

"CONSOL Indemnified Losses" - As defined in Section 7.1 of the Contribution, Assignment and Assumption Agreement.
"CONSOL Indemnified Parties" - As defined in Section 7.1 of the Contribution, Assignment and Assumption Agreement.
"CONSOL Initial Capital Contribution" - As defined in Section 3.1(a) of the Operating Agreement.

"CONSOL Intellectual Property" - As defined in Section 5.6 to the Contribution, Assignment and Assumption Agreement.
"CONSOL Tangible Personal Property" - As defined in the definition of CONSOL Contributed Assets.
"CONSOL Transferable Permits" - As defined in Section 5.5 of the Contribution, Assignment and Assumption Agreement.

"Contributed Liabilities" - All liabilities and obligations of each of Allegheny Energy Supply and CONSOL Energy and their respective Affiliates listed in Schedule 2.5(a) to the Contribution, Assignment and Assumption Agreement relating to or arising in connection with the ownership or operation prior to the Contribution Closing of the Allegheny Contributed Assets and the CONSOL Contributed Assets, respectively, but specifically excluding the Retained Liabilities.

"Contribution, Assignment and Assumption Agreement" - The Contribution, Assignment and Assumption Agreement substantially in the form attached as Exhibit C to the Development Agreement dated as of the Contribution Closing pursuant to which each of Allegheny Energy Supply and CONSOL Energy shall cause to be contributed and assigned to the Company the Allegheny Contributed Assets and the CONSOL Contributed Assets, respectively, and the Company shall assume the Allegheny Contributed Liabilities and the CONSOL Contributed Liabilities.

"Contribution Closing" - As defined in Section 3.2 of the Contribution, Assignment and Assumption Agreement.
"Contribution Loan" - As defined in Section 3.2(a) of the Operating Agreement.
"Conveyance Documents" - Any assignment and assumption agreements, deeds, leases, bills of sale, endorsements and other instruments of conveyance, transfer and assignment.
"Defaulting Member" - As defined in Section 3.2(a) of the Operating Agreement.
"Deficiency" - As defined in Section 3.2(a) of the Operating Agreement.
"Deficiency Contribution" - As defined in Section 3.2(b) of the Operating Agreement.
"Deficiency Loan" - As defined in Section 3.2(a) of the Operating Agreement.

"Demonstration Phase" - The period during which Allegheny Energy Supply commences and concludes tests demonstrating that the Generation Facilities have successfully completed the following milestones: (i) the first firing of the Generation Facilities; (ii) the closing of the breakers to backfeed station; (iii) a 48-hour continuous run of the Generation Facilities; and (iv) a one-day performance test of each of the turbines.

"Depreciation" - For each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such Gross Asset Value (determined at a date as aforesaid) as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period pertaining to such asset bears to such beginning adjusted tax basis; provided, further, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such asset in such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Executive Committee.

"Development Agreement" - The Joint Development Agreement dated as of March 7, 2002 between CONSOL Energy and Allegheny Energy Supply regarding the obligations of CONSOL Energy and Allegheny Energy Supply with respect to the construction of the Generation Facilities and the Water Treatment Facilities, the construction of the Gas Extension Easements, obtaining of Rights of Way (including CONSOL Easements), the completion of the Project and the transfer of the Site.

"Development Budget" - As defined in Section 7 of the Development Agreement.
"Development Committee" - As defined in Section 8 of the Development Agreement.
"Dispute" - As defined in Section 5.10(a) of the Operating Agreement.
"Dollars" or "$" - The lawful currency of the United States of America.

"Emissions Allowances" - All present and future authorizations to emit specified units of pollutants or Hazardous Substances, which units are established by the Governmental Authority with jurisdiction over the Generation Facilities and the Water Treatment Facilities under (i) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intrastate transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such allowances designates such allowances by name other than "allowances."

"Environmental Claim" - Any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority requiring, alleging or asserting liability with respect to the Site, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use, Release or threatened Release into the environment of any Hazardous Substance in violation of any Environmental Law originating at or from, or otherwise affecting, the Site, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any alleged injury or threat of injury to health, safety or the environment affecting the Site arising from actions which are in violation of Environmental Laws.

"Environmental Condition" - The presence in surface water, groundwater, drinking water supplies, land surface, subsurface strata, above-ground or underground tanks or containers or ambient air of any chemical substance or contaminating substance.

"Environmental Laws" - All federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, Resource Conservation and Recovery Act (33 U.S.C. secs. 1251 et. seq.), the Clean Air Act (42 U.S.C. secs. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. secs. 2601 et seq.), the Oil Pollution Act (33 U.S.C. secs. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. secs. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), and all other state laws analogous to any of the above.

"Estimated Tax Amount" - With respect to a Member, an amount of cash which, in the good faith judgment of the Executive Committee, equals (a) the amount of taxable income allocable to such Member in respect to such Fiscal Year, multiplied by (b) the combined estimated federal, state and local income tax rate which may be applied with respect to such taxable income (including the computation of such income tax rate, taxes based on income whether or not denominated as an "income tax" and taking into account the deductibility of state income taxes for federal income tax purposes).

"Exclusivity Period" - As defined in Section 16 of the Development Agreement.
"Executive Committee" - The Executive Committee designated to manage the Company pursuant to Section 5.1 of the Operating Agreement.

"Exempt Wholesale Generator" - As defined in the Public Utility Holding Company Act of 1935, as amended, and the regulations implementing those provisions.

"Event of Default" - As defined in Section 17 of the Development Agreement.

"FERC" - The Federal Energy Regulatory Commission or any successor agency thereto.

"Fiscal Year" - The taxable year of the Company for Federal income tax purposes, which initially shall be the year ending on December 31, 2002 and, thereafter, shall be determined by the Executive Committee in accordance with applicable Regulations.

"Force Majeure Event" - As defined in Section 18 of the Development Agreement.

"GAAP" - Those generally accepted accounting principles in effect in The United States of America from time to time, consistently applied.

"Gas Extension Easements" - New lines or extensions of CONSOL Energy's or a CONSOL Energy Affiliate's existing lines dedicated by CONSOL Energy or a CONSOL Energy Affiliate for the supply of Non Section 29 Gas from CONSOL Energy or a CONSOL Energy Affiliate to the Generation Facilities, with appropriate right of way or easement instruments running in favor of the Company as more particularly described in Schedule 4 to the Development Agreement.

"Gas Purchase Agreement" -- The Gas Purchase Agreement between Buchanan Production Company, a Virginia general partnership, and the Company dated as of the date of the Contribution Closing pursuant to which Buchanan Production Company shall sell Non Section 29 Gas to the Company.

"Gas Supplier" - As defined in Section 12(a) of the Development Agreement.

"Generation Facilities" - The two (2) LM 6000 combustion turbine electric generation facilities known as the Buchanan Generation Facilities as more fully described in Schedule 3 to the Development Agreement.

"Good Industry Practices" - Any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the industry.

"Governmental Approvals" - Permits, certificates, licenses, franchises, privileges, approvals, registrations, filings and authorizations required under any applicable Legal Requirements or otherwise advisable in connection with the Project.

"Governmental Authority" - Any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, committee or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority, including FERC and any state public utility regulatory body or agency.

"Gross Asset Value" - With respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

(i)  The initial Gross Asset Value of the CONSOL Contributed Assets shall be the sum of (A) the Actual Cost of Obtaining and Constructing the Gas Extension Easement, and (B) the actual value of the Site as mutually agreed by [Allegheny Entity] and CONSOL Energy.

(ii) The initial Gross Asset Value of the Allegheny Contributed Assets shall be the Actual Cost of Construction of the Generation Facilities.

(iii)  The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Executive Committee, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iv) The Gross Asset Value of any Company Asset distributed to any Member shall be the gross fair market value of such asset on the date of' distribution; and

(v)  The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). If the Gross Asset Value of an asset has been determined or adjusted pursuant to this provision, such Gross Asset Value shall thereafter be adjusted to reflect all adjustments to the tax basis of such asset except that, in lieu of depreciation, cost recovery or amortization deductions, the Gross Asset Values of Company Assets shall be reduced to reflect Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Hazardous Substances" - (a) Any petrochemical or petroleum products, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls determined to be hazardous under Environmental Laws; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

"Income Tax" - Any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

"Indemnifiable Loss" - (i) With respect to the Contribution, Assignment and Assumption Agreement, as defined in Section 7.1 of the Contribution, Assignment and Assumption Agreement; and (ii) with respect to the O&M Agreement, as defined in Clause 12.2(b) of the O&M Agreement.

"Indemnified Loss" - Any Indemnifiable Loss that is subject to indemnification under Article VII of the Contribution, Assignment and Assumption Agreement.

"Indemnified Party" - (i) With respect to the Contribution, Assignment and Assumption Agreement, any CONSOL Indemnified Party or Allegheny Indemnified Party entitled to indemnification under Article VII of the Contribution, Assignment and Assumption Agreement; (ii) with respect to the Development Agreement, as defined in Section 19(a) of the Development Agreement; and (iii) with respect to the O&M Agreement, as defined in Clause 12.3(a) of the O&M Agreement.

"Indemnifying Party" - (i) With respect to the Contribution, Assignment and Assumption Agreement, any party to the Contribution, Assignment and Assumption Agreement that is obligated to provide indemnification under Article VII of the Contribution, Assignment and Assumption Agreement; and (ii) with respect to the O&M Agreement, as defined in Clause 12.3(a) of the O&M Agreement.

"Initial Budget" - As defined in Section 11.1(a) of the Operating Agreement as the same may be amended or modified with the approval of the Executive Committee.
"Initial Member" - As defined in Section 4.1 of the Operating Agreement.
"Initial Operating Plan" - As defined in Section 11.1(a) of the Operating Agreement, as the same may be amended or modified with the approval of the Executive Committee.

"Intellectual Property" - Collectively, the CONSOL Intellectual Property and the Allegheny Intellectual Property, and includes all patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights owned by CONSOL Energy and Allegheny Energy Supply and their respective Affiliates, and necessary for (and exclusively related to) the operation and maintenance of the assets to be contributed to the Company by such party pursuant to the Contribution, Assignment and Assumption Agreement, and all pending applications for registrations of patents, trademarks, and copyrights, as set forth as part of Schedule 2.2(v) to the Contribution, Assignment and Assumption Agreement in the case of Allegheny Energy Supply and Schedule 2.2(vi) of the Contribution, Assignment and Assumption Agreement in the case of CONSOL Energy.

"Interconnection Agreement" - The Agreement dated as of the Contribution Closing between the Company and Alliance Transco, LLC or such other party as may be designated by Allegheny Energy Supply.
"IRS" - As defined in Section 4.7 of the Operating Agreement.
"Joint Responsibilities" - As defined in Section 5 of the Development Agreement.
"Knowledge" - The actual knowledge of the corporate officers or the managerial representative of the specified Person charged with responsibility for the particular function.

"Legal Proceeding" - As defined in Section 4.10 of the Contribution, Assignment and Assumption Agreement.

"Legal Requirement" - Any applicable federal, state, municipal, local, foreign, international, multinational or administrative law, constitution, statute, ordinance, rule, regulation, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common law.

"Lien" - Any lien, mortgage, claim, charge, security interest, easement, right-of-way, limitation, restriction, pledge or other encumbrance of any kind or nature whatsoever.
"Liquidation Assets" - As defined in Section 31(b) of the Development Agreement.
"Loan" - As defined in Section 3.2(a) of the Operating Agreement.
"Local Approvals" - As defined in Section 3(d) of the Development Agreement.

"Losses" - (i) With respect to the Operating Agreement, as defined in the definition of Profits; and (ii) with respect to the Development Agreement, as defined in Section 19(a) of the Development Agreement.

"Main Site" - The real property located adjacent to the Cardinal States Gathering Company gas pipeline in Buchanan County, Virginia, as more particularly described in Schedule 1 to the Development Agreement and Schedule 2.2(i) to the Contribution, Assignment and Assumption Agreement. Any reference to the Main Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater, present at the Main Site, and any reference to items at the Main Site shall include all items at, on, in, upon, over, across, under and within the Main Site; provided, that the Main Site shall not include the rights to coal, gas, oil or any other minerals in the subsurface of the Main Site.

"Major Decision" - As defined in Section 5.4 of the Operating Agreement.
"Management Representative" - As defined in Section 5.10(b) of the Operating Agreement.
"Marketer" - As defined in Section 12(b) of the Development Agreement.

"Marketing Agreement" - The Marketing Agreement substantially in the form of Exhibit E attached to the Development Agreement dated as of the Contribution Closing between Allegheny Energy Supply (solely in a capacity as Marketer) and the Company pursuant to which the Marketer shall be designated as the exclusive agent of the Company in connection with the marketing and sale of gas and electricity produced from the Generation Facilities to the extent not otherwise used or purchased by the Company.

"Material Adverse Effect" - Any change in, or effect on, each of the CONSOL Contributed Assets or the Allegheny Contributed Assets that is materially adverse to the operations or condition (financial or otherwise) of each of the CONSOL Contributed Assets or the Allegheny Contributed Assets other than: (a) those changes affecting the international, national, regional or local electric, natural gas, coal or similar industries as a whole and not CONSOL Energy or Allegheny Energy Supply or any of their respective Affiliates specifically and exclusively; (b) those resulting from changes in the international, national, regional or local wholesale or retail markets for electric power or natural gas; (c) those resulting from changes in the international, national, regional or local markets for any fuel used in connection with the CONSOL Contributed Assets or the Allegheny Contributed Assets; (d) those resulting from changes in the North American, national, regional or local electric or natural gas transmission systems or operations thereof; (e) those which are cured (including by the payment of money) by CONSOL Energy or Allegheny Energy Supply or any of their respective Affiliates, as the case may be, before the Contribution Closing; (f) any order of any court or Governmental Authority or legislature applicable to providers of generation, transmission or distribution of electricity or natural gas generally that imposes restrictions, regulations or other requirements thereon; and (g) those resulting from action or inaction by a Governmental Authority with respect to an independent system operator or retail access in Virginia.

"Member" or "Members" -- As defined in the Operating Agreement in the description of the parties, and any Person which is admitted to the Company as an additional or substitute Member of the Company in accordance with the terms of this Agreement.

"Member Group" - As defined in Section 5.2 of the Operating Agreement.

"Monthly Deficiency" - As defined in Section 10(c) of the Development Agreement.
"Non-Defaulting Member" - As defined in Section 3.2 of the Operating Agreement.
"Non Section 29 Gas" - Coalbed gas produced from wells not qualifying for the tax credit for the production of unconventional fuels under Section 29 of the Code.

"Non-Selling Members" - As defined in Section 8.3 of the Operating Agreement.

"Notice" - (i) With respect to the Operating Agreement, as defined in Section 14.2 of the Operating Agreement; and (ii) with respect to the Contribution, Assignment and Assumption Agreement, as defined in Section 8.3 of the Contribution, Assignment and Assumption Agreement.

"Offered Interest" - As defined in Section 8.1 of the Operating Agreement.

"Offering Member" - As defined in Section 8.2 of the Operating Agreement.

"Operating Agreement" - The Operating Agreement of the Company between CONSOL and Allegheny, to be dated as of the Contribution Closing, in substantially the form set forth in Exhibit B to the Development Agreement.

"O&M Agreement" - The Operations & Maintenance Agreement in substantially the form of Exhibit F to the Development Agreement between the Company and Allegheny Energy Supply pursuant to which Allegheny Energy Supply shall manage the day-to-day operations of the Company.

"Operating Plan" - (i) With respect to the Operating Agreement, as defined in Section 11.1(a) of the Operating Agreement; and (ii) with respect to the O&M Agreement, as defined in Clause 7.2(a) of the O&M Agreement.

"Operator" - (i) With respect to the Operating Agreement, as defined in Section 5.6 of the Operating Agreement; with respect to the O&M Agreement, as defined in the O&M Agreement and (iii) with respect to the Development Agreement, as defined in Section 12(d) of the Development Agreement.

"Operator Confidential Information" - As defined in Section 17.3(a) of the O&M Agreement.

"Order" - Any award, decision, injunction, judgment, order, ruling, writ, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

"Owner Confidential Information" - As defined in Section 17.1(a) of the O&M Agreement.

"Percentage Interest" - With respect to each Member, a percentage equal to such Member's Capital Account divided by the sum of the Capital Accounts of all Members multiplied by 100.

"Permitted Liens" - (i) Those exceptions to title listed in Schedule 2.1 and Schedule 2.2 to the Contribution, Assignment and Assumption Agreement; (ii) statutory liens for Taxes or other governmental charges or assessments not yet due or the validity of which is being contested in good faith by appropriate proceedings (provided, however, such Taxes shall nonetheless be Retained Liabilities of the party to whom such Taxes had been assessed to the extent assessed for periods prior to the Contribution Closing); (iii) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of a party or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $100,000 (provided, however, the obligations relating to such Liens shall nonetheless be Retained Liabilities of the party to whom such Liens had been assessed to the extent assessed or incurred prior to the Contribution Closing); (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (v) such other non-monetary Liens that do not materially, individually or in the aggregate, detract from the value of, or interfere with the use of, the assets to be contributed under the Contribution, Assignment and Assumption Agreement as such assets are currently used, and neither secure indebtedness, nor, individually or in the aggregate, create a Material Adverse Effect.

"Permitted Transfer" - As defined in Section 8.1 of the Operating Agreement.
"Person" - Any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

"Prime Rate" - The interest rate per annum as published from time to time by The Wall Street Journal (Eastern Edition) as the prime rate, or if such publication is no longer in existence or is no longer publishing a prime rate, such other publication as the parties may mutually agree.

"Project" - The construction and placement into operation of the Generation Facilities and the Water Treatment Facilities at the Site by Allegheny Energy Supply, the construction of the Gas Extension Easements by CONSOL Energy, and the fulfillment of the Allegheny Responsibilities and the CONSOL Responsibilities.

"Project Costs and Expenses" - As defined in Section 10(c) of the Development Agreement.

"Profits" and "Losses" - For each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a). For this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, with the following adjustments:

(i)  any income of the Company that is exempt from Federal income tax or excluded from Federal gross income and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)  any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss;

(iii)  in the event the Gross Asset Value of any Company Asset is adjusted in accordance with paragraphs (iii) or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;

(iv)  gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such Company Asset differs from its Gross Asset Value;

(v)  in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(vi)  to the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 of the Operating Agreement shall not be taken into account in computing Profits or Losses.

"Regulations" -- The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations). A reference to any Regulation shall be deemed to include any amendatory or successor provision thereto.

"Regulatory Allocations" - As defined in Section 6.2(f) of the Operating Agreement.

"Related Entity" - With respect to any Member or other entity, any corporation, company, limited liability company or other Person now or in the future directly or indirectly controlled by, controlling or under common control with such Member or entity, any partner or member of such Member or entity and any general partner or managing member of such a Member, or any director, officer, shareholder, partner or member thereof. In the event that CONSOL Energy, or Allegheny Parent undergoes a corporate reorganization (which term shall encompass a restructuring, merger or split up), then "Related Entity" for such purposes shall mean those Persons which, upon completion of such reorganization and thereafter, are directly or indirectly controlled by, controlling or under common control with a Member, or any general Member or managing member of such a Member, or any director, officer, shareholder, partner or member thereof. Notwithstanding the foregoing, no public shareholder of any such entity shall be deemed to be a Related Entity solely by virtue of such status.

"Remaining Members" - As defined in Section 8.2 of the Operating Agreement.
"Remedial Work" - Any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind reasonably necessary or required under an applicable Environmental Law.

"Release" - Any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Substance in, into, onto or through the environment, including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace or structure.

"Representative" - As defined in Section 5.2 of the Operating Agreement.
"Responsible Member" - As defined in Section 8.4(a)(ii) of the Operating Agreement.

"Retained Liabilities" - (a) Any liabilities or obligations arising out of the pending or threatened actions or proceedings set forth in Schedule 2.5(b) to the Contribution, Assignment and Assumption Agreement; (b) any liabilities or obligations of CONSOL Energy or Allegheny Energy Supply or any of their respective Affiliates in respect of Income Taxes or other Taxes attributable to the ownership, operation or use of the CONSOL Contributed Assets or the Allegheny Contributed Assets for taxable periods, or portions thereof, ending before the Contribution Closing; (c) any liabilities of CONSOL Energy or Allegheny Energy Supply or any of their respective Affiliates in respect of the CONSOL Excluded Assets, the Allegheny Excluded Assets and any other assets of CONSOL Energy or Allegheny Energy Supply or any of their respective Affiliates that are not CONSOL Contributed Assets or Allegheny Contributed Assets; (d) any Environmental Liabilities related to the Site except those created by Operator in the Operation of the Generation Facilities; and (v) any liabilities related to mechanics', carriers', workers', repairers' and other similar Liens otherwise included in the definition of Permitted Liens.

"Rights of Way" - All appropriate easements and rights of way over the Site or over real property of others reasonably needed for the operation and construction of the Generation Facilities and the Water Treatment Facilities including, without limitation, easements with respect to the water line for the Generation Facilities, easements for any transmission lines or transmission facilities necessary for the Generation Facilities, easements for the Grassy Creek substation, easements for the gas lines to and from the Generation Facilities and access easements, as more particularly described in Schedule 2.2(i) to the Contribution, Assignment and Assumption Agreements.

"Sale Notice" - As defined in Section 8.3 of the Operating Agreement.

"Selling Member" - As defined in Section 8.3 of the Operating Agreement.

"Site" - Means the Main Site and the Water Treatment Site.

"Subsidiary" - When used in reference to any Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person.

"Tax" or "Taxes" - All federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all environmental, excise, property, education, occupation, use, intangibles, sales, value-added, payroll, employment and other withholding taxes, including all interest, penalties and additions imposed with respect to such amounts or for failure to timely file a Tax Return.

"Tax Matters Member" - As defined in Code Section 6231(a)(7) and described in Section 4.7 of the Operating Agreement.
"Tax Return" - Any return (including information returns), report, declaration or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.
"Third Party Claim" - A claim brought or asserted by any Person who is not a party to the Contribution, Assignment and Assumption Agreement or an Affiliate of any such party.
"Transmission Rights of Way" - As defined in Section 4(e) of the Development Agreement.

"Transaction Documents" - (i) the Development Agreement, (ii) the Contribution, Assignment and Assumption Agreement, (iii) the Operating Agreement, (iv) the Water Treatment Site Lease and (v) the Ancillary Agreements.

"Transfer" or "transfer" - A sale, assignment, exchange, grant, gift or other disposition, or the pledge, grant of a security interest or Lien in, or other encumbrance, whether voluntary, involuntary or by operation of law.

"Transferring Member" - A Member that intends to Transfer a Company Interest as provided in Article 8 of the Operating Agreement.

"Transfer Taxes" - All transfer, stock transfer, documentary, stamp, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes and notary fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with the transfer of the Allegheny Contributed Assets and the CONSOL Contributed Assets to the Company pursuant to the Contribution, Assignment and Assumption Agreement.

"Use" - With respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance in violation of Environmental Laws or transportation to or from the Generation Facilities of such Person of such Hazardous Substance in violation of Environmental Laws.

"VLLCA" - The Virginia Limited Liability Company Act, VA. Code Section 13.1, ch. 12, as amended from time to time.

"Water Treatment Facilities" - Water de-ionization equipment, water treatment equipment, tanks, pumping equipment and other related equipment as more fully described in Schedule 3 to the Development Agreement located on the Water Treatment Site to provide support to the Generation Facilities.

"Water Treatment Site" - The real property located adjacent to the Main Site in Buchanan County, Virginia, as more particularly described in Schedule 2 to the Development Agreement and in Schedule 2.2(i) to the Contribution, Assignment and Assumption Agreement. Any reference to the Water Treatment Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater, present at the Water Treatment Site, and any reference to items at the Water Treatment Site shall include all items at, on, in, upon, over, across, under and within the Water Treatment Site; provided, that the Water Treatment Site shall not include the rights to coal, gas, oil or any other minerals in the subsurface of the Water Treatment Site.

"Water Treatment Site Lease" - As defined in Section 4(k) of the Development Agreement.